Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234107

Prospectus Supplement
(To prospectus dated October 15, 2019)

23,500,000 Shares

ADMA Biologics, Inc.

Common Stock

ADMA Biologics, Inc. is offering 23,500,000 shares of common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “ADMA.” On February 6, 2020, the last reported sale price of our common stock on the Nasdaq Global Market was $4.00 per share. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus supplement may not be indicative of the actual offering price.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Per Share	Total
Public offering price	$3.50	$82,250,000
Underwriting discounts and commissions(1)	$0.21	$4,935,000
Proceeds, before expenses, to us	$3.29	$77,315,000

(1)	We refer you to “Underwriters” for additional information regarding total underwriter compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 3,525,000 shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about February 11, 2020.

Joint Book-Running Managers

MORGAN STANLEY	JEFFERIES

Co-Manager

Oppenheimer & Co.

The date of this prospectus supplement is February 6, 2020

Prospectus Supplement

Prospectus

For further information regarding us and our financial information, you should refer to our recent filings with the Securities and Exchange Commission (the “SEC”). See the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-234107) that we initially filed with the SEC on October 4, 2019, and that was declared effective by the SEC on October 15, 2019. This document is in two parts. The first part is this prospectus supplement which describes the terms of this offering of our common stock and adds to and updates the information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus relate to the offering of shares of our common stock. Before buying any of the shares of common stock offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described below under the heading “Incorporation of Certain Documents by Reference.” This prospectus supplement contains information about the common stock offered hereby and may add to, update or change information in the accompanying prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information.

We are not making offers to sell or solicitations to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the dates on the front of the respective documents and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly-available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus supplement, accompanying prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.

ADMA’s name and logo are either registered trademarks or trademarks of ADMA Biologics, Inc. in the United States and/or other countries. All other trademarks, service marks or other tradenames appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “ADMA,” “we,” “us,” “our” or similar references mean ADMA Biologics, Inc., a Delaware corporation, and its wholly owned subsidiaries, ADMA Plasma Biologics, Inc., a Delaware corporation (“ADMA Plasma Biologics”), ADMA Bio Centers Georgia, Inc., a Delaware corporation (“ADMA Bio Centers”), and ADMA BioManufacturing, LLC, a Delaware limited liability company (“ADMA BioManufacturing”).

This prospectus supplement includes our trademarks, trade names and service marks, such as “ASCENIV™,” “Nabi-HB®” and “BIVIGAM®,” which are protected under applicable intellectual property laws and are the property of ADMA Biologics, Inc., or its subsidiaries. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the other documents we have filed with the SEC that are incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “continue,” “will,” or the negative thereof, or other variations or comparable terminology, although some forward-looking statements are expressed differently. The forward-looking statements included herein represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. These statements include statements about:

•	our key strategic priorities for calendar year 2020;

•	our intended use of the proceeds derived from this offering;

•	our ability to manufacture BIVIGAM on a commercial scale and commercialize this product as a result of the approval of the Prior Approval Supplement for BIVIGAM by the U.S. Food and Drug Administration (the “FDA”) on May 9, 2019;

•	our ability to manufacture ASCENIV on a commercial scale and commercialize this product as a result of the FDA approval of ASCENIV’s Biologics License Application on April 1, 2019;

•	our plans to develop and expand our commercial infrastructure and to manufacture and commercialize our current and future products and the success of such efforts;

•	the achievement of or expected timing, progress and results of clinical development, clinical trials and potential regulatory approvals for our product candidates;

•	our dependence upon our third-party manufacturers and vendors and their compliance with applicable regulatory requirements;

•	our ability to obtain adequate quantities of FDA-approved source plasma with proper specifications;

•	our plans to increase our supplies of source plasma, which include plasma collection center expansion plans and reliance on third-party supply agreements as well as any extensions to such agreements;

•	the potential indications for our products and product candidates;

•	potential investigational new product applications;

•	the acceptability of any of our products, including Nabi-HB, BIVIGAM and ASCENIV, for any purpose, including FDA-approved indications, by physicians, patients or payers;

•	federal, state and local regulatory and business review processes, timing of such governmental and regulatory agencies with respect to our regulatory and business review submissions and our ability to comply with any resulting requirements;

•	the comparability of results of our hyperimmune and immune globulin products to other comparably run hyperimmune and immune globulin clinical trials;

•	the potential for BIVIGAM and ASCENIV to provide meaningful clinical improvement for patients living with Primary Immune Deficiency Disease, Primary Humoral Immunodeficiency Disease or other immune deficiencies or any other condition for which the products may be prescribed or evaluated;

•	our ability to market and promote Nabi-HB in a highly competitive environment with increasing competition from other antiviral therapies and to generate meaningful revenues from this product;

•	our intellectual property position and the defense thereof, including our expectations regarding the scope of patent protection with respect to ASCENIV or other future pipeline product candidates;

•	our manufacturing capabilities, third-party contractor capabilities and vertical integration strategy;

•	our plans related to the expansion of our manufacturing capacity, yield improvements, supply chain robustness, distribution and other collaborative agreements and the success of such endeavors;

•	our estimates regarding revenues, expenses, capital requirements, timing to profitability and the need for and availability of additional financing;

•	possible or likely reimbursement levels for our currently marketed products;

•	estimates regarding market size, projected growth and sales of our existing products as well as our expectations of market acceptance of BIVIGAM and ASCENIV; and

•	future domestic and global economic conditions or performance.

Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed therein. We express our estimates, expectations, beliefs, and projections in good faith and believe them to have a reasonable basis. However, we make no assurances that management’s estimates, expectations, beliefs, or projections will be achieved or accomplished. Important factors that could cause actual results to differ materially from those discussed in our forward-looking statements are discussed in “Risk Factors,” beginning on page S-11 of this prospectus supplement; Part I, Item 1A. Risk Factors of our Form 10-K for the year ended December 31, 2018 (the “2018 10-K”); Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2018 10-K; Part II, Item 1A. Risk Factors of our Form 10-Q for the quarter ended September 30, 2019; and other parts of this prospectus.

Any forward-looking statement speaks only as to the date on which that statement is made. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, except as may otherwise be required by the federal securities laws.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the section titled “Risk Factors” in this prospectus supplement beginning on page S-11 and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our Business

We are an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. Our targeted patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disorder or those who may be immune-suppressed for medical reasons.

We currently have three FDA-approved products, all of which are currently marketed and commercially available: (i) BIVIGAM (Immune Globulin Intravenous, Human), an Intravenous Immune Globulin (“IVIG”) product indicated for the treatment of Primary Humoral Immunodeficiency (“PI”), also known as Primary Immunodeficiency Disease (“PIDD”), and for which we received FDA approval on May 9, 2019 for the commercial re-launch of the product and commenced the commercial re-launch in August 2019; (ii) ASCENIV (Immune Globulin Intravenous, Human – slra 10% Liquid), previously referred to as RI-002, an IVIG product indicated for the treatment of PI, for which we received FDA approval on April 1, 2019 and commenced first commercial sales in October 2019; and (iii) Nabi-HB (Hepatitis B Immune Globulin, Human), which is indicated for the treatment of acute exposure to blood containing Hepatitis B surface antigen (“HBsAg”) and other listed exposures to Hepatitis B. We also seek to develop a pipeline of plasma-derived therapeutics, including a product based on our most recently approved patent application under U.S. Patent No. 10,259,865 related to methods of treatment and prevention of S. pneumonia infection for an immunoglobulin manufactured to contain standardized antibodies to numerous serotypes of S. pneumonia. In addition, we believe the published clinical data and FDA approval of ASCENIV provides a potential opportunity in immune-compromised patients infected with or at-risk for Respiratory Syncytial Virus (“RSV”) infection, such as patients undergoing hematopoietic stem cell transplants, bone marrow transplants, solid organ transplants or chemotherapy for cancer treatment.

We manufacture our products at an FDA-licensed, 400,000-liter annual capacity plasma fractionation and purification facility located in Boca Raton, Florida (the “Boca Facility”). Based on current production yields, we believe this facility has the potential to produce quantities of our immune globulin (“IG”) products capable of generating up to $250 million in annual revenue as we ramp-up production over the next three to five years.

Through ADMA Bio Centers, we currently operate one FDA-approved source plasma collection facility in the U.S., which provides us with a portion of our blood plasma for the manufacture of our products and product candidates. We intend to open an additional five to 10 plasma collection centers in the U.S. over the next three to five years. A typical plasma collection center, including the one currently operated by ADMA Bio Centers, can collect approximately 30,000 to 50,000 liters of source plasma annually, which may be used for internal production or sold to third parties at prices based on the type of plasma, quantity of purchase and market conditions at the time of sale. Plasma collected from ADMA Bio Centers that is not used to manufacture our products or product candidates is sold to third-party customers in the U.S. or outside the U.S. where we are approved under supply agreements or sold in the open “spot” market. We believe that expanding our plasma collection center network has the potential to bolster the long-term raw material supply for our products as we prepare for the anticipated production ramp-up and growth to allow us to capitalize on the reported growing IG market, which has an estimated compounded annual growth rate through 2025 of 10.9%.

We also sell plasma-derived intermediate fractions to certain customers, which are generated as part of our FDA-approved manufacturing process for IVIG products. In January 2020, we announced our entry into a five-year manufacturing and supply agreement to produce and sell these intermediate by-products, which are used as the starting raw material to produce other plasma-derived biologics. In addition, from time to time we provide contract manufacturing services for certain third-party clients.

Our Products

BIVIGAM

BIVIGAM is a plasma-derived IVIG that contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses, and help to protect PI patients against serious infections. BIVIGAM is a purified, sterile, ready-to-use preparation of concentrated human Immunoglobulin G antibodies indicated for the treatment of PI, a group of genetic disorders. This includes, but is not limited to, the humoral immune defect in common variable immunodeficiency, X-linked agammaglobulinemia, congenital agammaglobulinemia, Wiskott-Aldrich syndrome and severe combined immunodeficiency. Based on recent estimates, these disorders are no longer considered to be very rare, with as many as one in every 1,200 people in the United States having some form of PI.

Biotest Pharmaceuticals Corporation (“BPC”) had originally received FDA approval for BIVIGAM on December 19, 2012, prior to our acquisition of its Therapy Business Unit (“BTBU”), and product sales had commenced in the first quarter of 2013. On May 9, 2019, the FDA approved the Prior Approval Supplement (“PAS”) for the use of our IVIG manufacturing process for BIVIGAM, thereby enabling us to re-launch and commercialize this product in the United States. We resumed production of BIVIGAM during the fourth quarter of 2017 after we completed the acquisition (the “Biotest Transaction”) of certain assets (the “Biotest Assets”) of BTBU and BPC, which included BIVIGAM, Nabi-HB and the Boca Facility. Commercial production is ongoing, using our FDA-approved IVIG manufacturing process under a U.S. Department of Health and Human Services (“HHS”) License No. 2019. The commercial re-launch and sales of BIVIGAM commenced in August of 2019.

ASCENIV

ASCENIV is a plasma-derived IVIG that contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. We manufacture ASCENIV under a HHS License No. 2019 using a process known as fractionation. As part of our proprietary manufacturing process for ASCENIV, we leverage our unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and plasma from donors tested to have high levels of neutralizing titers to RSV using our proprietary microneutralization assay. We are able to identify the high titer plasma that meets our internal specifications for ASCENIV with our patented testing assay. This type of high titer plasma is typically found in less than 10% of the total donor collection samples we test.

ASCENIV is approved for the treatment of PIDD, a class of inherited genetic disorders that causes a deficient or absent immune system in adults and adolescents (12 to 17 years of age). Our pivotal Phase 3 clinical trial in 59 PIDD patients met the primary endpoint of no Serious Bacterial Infections reported during 12 months of treatment. Secondary efficacy endpoints further demonstrated the benefits of ASCENIV in the low incidence of infection, therapeutic antibiotic use, days missed from work/school/daycare and unscheduled medical visits and hospitalizations. We believe this clinical data together with the FDA approval for the treatment of PIDD better positions ADMA to further evaluate ASCENIV in immune-compromised patients infected with or at-risk for RSV infection. We plan to work with the FDA and the immunology and infectious disease community to design a clinical trial to evaluate the use of ASCENIV in this patient population in the near future. Commercial sales of ASCENIV commenced in October of 2019.

Nabi-HB

Nabi-HB, a hyperimmune globulin that is rich in antibodies to the Hepatitis B virus, is a purified human polyclonal antibody product collected from plasma donors who have been previously vaccinated with a Hepatitis B vaccine. Nabi-HB is indicated for the treatment of acute exposure to blood containing HBsAg, prenatal exposure of infants born to HBsAg-positive mothers, sexual exposure to HBsAg-positive persons and household exposure to persons with acute Hepatitis B virus infection in specific, listed settings. Hepatitis B, a major global health problem, is a potentially life-threatening liver infection caused by the Hepatitis B virus. It can cause chronic infection and puts people at high risk of death from cirrhosis and liver cancer. Nabi-HB has a well-documented record of long-term safety and effectiveness since its initial market introduction. FDA approval for Nabi-HB was received on March 24, 1999. BPC, together with Biotest AG (“Biotest”), acquired Nabi-HB from Nabi Biopharmaceuticals in 2007. We acquired Nabi-HB through the Biotest Transaction in 2017. Production of Nabi-HB at the Boca Facility has continued since the closing of the Biotest Transaction in the third quarter of 2017. In early 2018, we received authorization from the FDA for the release of our first commercial batch of Nabi-HB for commercial distribution in the U.S. and continue to manufacture and sell Nabi-HB under a HHS License No. 2019.

The Plasma Industry

Primary Immunodeficiency Disease

PIDD is a class of hereditary disorders characterized by defects in the immune system, due to either a lack of necessary antibodies or a failure of these antibodies to function properly. According to the World Health Organization, there are over 150 different presentations of PIDD. As patients suffering from PIDD lack a properly functioning immune system, they typically receive monthly outpatient infusions of IVIG therapy. Without this exogenous antibody immune support, these patients would be susceptible to a wide variety of infectious diseases. PIDD has an estimated prevalence of 1:1,200 in the U.S., or approximately 250,000 people. Of these 250,000 people diagnosed with PIDD in the U.S., approximately 125,000 receive monthly infusions of IVIG. Industry reports indicate the U.S. market for IG in 2018 was $6.8 billion and is expected to grow to $13.9 billion by 2025, implying a compounded annual growth rate of 10.9%.

As most patients with PIDD present with infections, the differential diagnosis and initial investigations for an underlying immune defect are typically guided by the clinical presentation. In patients with PIDD, individual infections are not necessarily more severe than those that occur in a normal host. Rather, the clinical features suggestive of an immune defect may be the recurring and/or chronic nature of infections with common pathogens that may result in end organ damage, such as bronchiectasis, or poor response to standard antimicrobial therapy. The virulence of the infecting organism should also be considered, and a patient’s immune competence should be questioned when invasive infections are caused by low virulence or opportunistic pathogens. For example, infection with opportunistic pathogens such as Pneumocystis jiroveci (previously Pneumocystis carinii) or atypical mycobacteria should prompt an investigation for underlying immunodeficiency. Typical clinical presentations for patients with PIDD include:

•	antibody deficiency and recurrent bacterial infections;

•	T-lymphocyte deficiency and opportunistic infections;

•	other lymphocyte defects causing opportunistic infections;

•	neutrophil defects causing immunodeficiency; and

•	complement deficiencies.

PIDD can present at any age from birth to adulthood, posing a considerable challenge for the practicing physician to know when and how to evaluate a subject for a possible immune defect. Patients with marked antibody deficiencies are generally dependent on IVIG therapy for survival. Benefits of adequate IVIG therapy in patients not able to produce antibodies normally include a reduction of the severity and frequency of infections, prevention of chronic lung disease and prevention of enteroviral meningoencephalitis. Multiple IG products, including BIVIGAM and ASCENIV, have already been approved by the FDA.

Plasma - Background, Composition and Manufacturing Human blood contains a number of components including:

•	Red blood cells – used to carry oxygen from the lungs to the body;

•	White blood cells – used by the immune system to fight infection;

•	Platelets – used for blood clotting; and

•	Plasma – used to carry the aforementioned components throughout the body and provide support in clotting and immunity.

Plasma is the most abundant blood component, representing approximately 55% of total blood volume. Plasma, which is 90% water, is rich in proteins used by the human body for blood clotting and fighting infection. These proteins account for approximately 7% of plasma’s volume. As plasma contains these valuable proteins, plasma collection and the manufacturing of human plasma-derived therapeutics provide therapeutic benefits for ill patients.

In order to produce plasma-derived therapeutics, raw material plasma must be collected from human donors and then manufactured into specialized products. Plasma is collected from healthy donors at FDA-licensed plasma donation centers using a process known as plasmapheresis. During plasmapheresis, a donor’s blood is drawn into a specialized medical device that separates the plasma component through centrifugation, and then returns the other blood components back into the donor’s bloodstream. Plasmapheresis is performed utilizing FDA-approved, automated devices with sterile, self-contained collection kits. The plasma that is collected is known as normal source plasma. To ensure safety of the collected plasma, all plasma donations are tested using FDA-approved methods of nucleic acid testing for various infectious diseases, such as HIV or Hepatitis C. In addition, plasma-derived therapeutics sold in the U.S. must be made from U.S. donor plasma in FDA-approved biologics manufacturing facilities.

There are over 700 plasma donation centers in the U.S. As noted in a variety of plasma industry trade reports and related conferences, approximately 42 million liters of source plasma were collected in the U.S. in 2018. In the U.S., a donor may donate plasma a maximum of two times during any seven-day period, with at least two days in between donations. Plasma donation centers in the U.S. typically pay donors $30 to $50 per donation and some donors with rare or high antibody levels can be paid more.

In order to isolate the desired therapeutic elements in normal source plasma, it must initially go through the fractionation process. The process of fractionation was invented in the 1940’s by E.J. Cohn and is referred to as the Cohn method or cold ethanol fractionation. First, the source plasma undergoes a process called pooling, in which the individual plasma donations are combined into a pooling tank. Second, the Cohn method, which is a combination of techniques using time, temperature, pH, alcohol concentration and centrifugation, is used to separate the desired plasma protein components, or fractions. After fractionation, the separated proteins are then re-suspended and are treated with a solvent detergent treatment process for viral inactivation. Next, other forms of filtration, such as nanofiltration, are performed as an additional viral removal and viral reduction step. Finally, with the various components separated and purified, the bulk product is formulated and filled into final, finished vials. During these various steps of manufacturing, each lot is reviewed and tested for potency and purity prior to being approved for release. The biologics manufacturing process is time-consuming and complex. The time for collection, manufacturing and release of a batch of IG is estimated at seven to 12 months, which is not unique to just ADMA, as other fractionators report similar production timelines.

The proteins in human plasma fall into four categories: albumin (60% of protein volume), IG (15% of protein volume), coagulation factors (1% of protein volume), and other proteins (24% of protein volume) such as alpha-1 proteinase inhibitor, C1 esterase inhibitor, fibrin sealants and fibrinogen. Many of the other proteins in plasma have yet to be developed into commercial therapies. In the U.S., not only are plasma collection centers subject to FDA licensure, but each plasma protein product that is derived and fractionated from plasma must undergo an approval process with FDA’s Center for Biologics Evaluation and Research.

Strategic Objectives We are focused on the following key strategic priorities for 2020:

•	Continuing to expand the commercial production of our IG products, as well as the commercial presence, penetration and sales of BIVIGAM and ASCENIV for the treatment of patients with PI.

•	Evaluating and implementing strategies for potential manufacturing capacity expansion as well as strengthening the supply chain capabilities to potentially unlock efficiencies, improve production yields and provide more control and visibility for timing of commercial product releases.

•	Continuing fulfillment of our newly secured, long-term contract manufacturing organization (“CMO”) supply agreement to produce and sell plasma-derived intermediate fractions.

•	Expanding our plasma collection center network to potentially bolster the long-term raw material supply and prepare for production ramp-up and growth to capitalize on the global growing IVIG and source plasma markets, including obtaining FDA licenses for each new plasma collection center and potentially obtaining additional certifications from other regulatory agencies.

•	Securing new supply contracts for potential CMO opportunities as well as exploring business development opportunities with our multi-faceted revenue generation platform.

•	Announcing a potential product development pipeline consisting of additional specialty plasma and/or hyperimmune immunoglobulin product candidates.

Financial Update

Our financial statements for the quarter and year ended December 31, 2019 will not be available until after this offering is completed and consequently will not be available to you prior to investing in this offering. Based upon preliminary estimates and information available to us as of the date of this prospectus supplement, we estimate that our revenues for the fourth quarter of 2019 will be approximately $11.9 million, compared to $4.1 million fourth quarter of 2018, and that our revenues for the full year 2019 will be approximately $29.2 million, as compared to $17.0 million for the full year 2018. We have prepared these estimates on the basis of currently available information; however these estimates are preliminary and are subject to completion of financial closing procedures that could result in changes to these amounts and do not present all information necessary for an understanding of our results of operations for the fourth quarter or full year 2019. These preliminary estimates have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, CohnReznick LLP, has not audited or reviewed, and does not express an opinion with respect to, these estimates. Complete annual results will be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Corporate Information

ADMA Biologics, Inc. was founded on June 24, 2004 as a New Jersey corporation and re-incorporated in Delaware on July 16, 2007. We operate through our wholly-owned subsidiaries ADMA Plasma Biologics, ADMA BioManufacturing and ADMA Bio Centers. ADMA BioManufacturing was formed in January 2017 to facilitate the acquisition of BTBU. ADMA Bio Centers is the Company’s source plasma collection business that operates in the U.S.

We maintain our headquarters at 465 State Route 17, Ramsey, NJ 07446. Our telephone number is (201) 478-5552. Our Florida campus is located at 5800 Park of Commerce Boulevard, Northwest, Boca Raton, FL 33487. The Florida telephone number is (561) 989-5800. We maintain a website at www.admabiologics.com; however, the information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus. All of our filings under Exchange Act, including copies of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge through our website on the date we file those materials with, or furnish them to, the U.S. Securities and Exchange Commission (the “SEC”). Such filings are also available to the public on the SEC’s website at www.sec.gov.

THE OFFERING

Common stock offered by us:	23,500,000 shares of common stock

Common stock to be outstanding immediately after the offering:	82,818,355 shares of common stock (or 86,343,355 shares of common stock if the underwriters exercise their option to purchase additional shares in full)

Option to purchase additional shares:	We have granted the underwriters the right to purchase up to an additional 3,525,000 shares of common stock. The underwriters may exercise this right at any time, in whole or in part, within 30 days following the date of this prospectus supplement.

Use of proceeds:

We estimate that our net proceeds from this offering will be approximately $76,950,000 or approximately $88,547,250 if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering (i) for the procurement of raw materials for the manufacturing of BIVIGAM and ASCENIV; (ii) to support the ongoing commercial sales of BIVIGAM and ASCENIV; (iii) to expand the manufacturing capacity of our Boca Facility, including supply chain functions, and enhance the robustness of our supply chain oversight; (iv) to expand our plasma collection facility network; (v) for research and development and business development opportunities; and (vi) for general corporate purposes and other capital expenditures.

See “Use of Proceeds” on page S-40.

Risk factors:	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-11, and under similar headings in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Nasdaq Global Market symbol:	“ADMA”

The number of shares of our common stock to be outstanding immediately after this offering is based on 59,318,355 shares of common stock outstanding as of September 30, 2019, and excludes:

•	5,639,539 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2019, at a weighted-average exercise price of $4.76 per share, of which 1,958 shares of common stock were subsequently issued upon the exercise of stock options after September 30, 2019;

•	109,900 shares of common stock issuable upon the exercise of stock options granted after September 30, 2019, with a weighted-average exercise price of $4.17 per share;

•	2,138,160 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2019, at a weighted-average exercise price of $3.81 per share; and

•	1,922,521 shares of common stock reserved for future awards under the Amended and Restated ADMA Biologics, Inc. 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”) as of September 30, 2019.

Except as otherwise indicated, all information in this prospectus supplement assumes (i) no exercise by the underwriters of their option to purchase additional shares; and (ii) no exercise of the outstanding options or warrants described above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and in the accompanying prospectus, as well as other information we include or incorporate by reference in this prospectus. In particular, you should carefully consider the information in Item 1A. “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case contained in our 2018 10-K and our Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be affected negatively. In that event, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we do not believe are material may also affect our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase in the offering.

You will incur immediate and substantial dilution as a result of this offering. The public offering price per share of our common stock offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share. Accordingly, at the public offering price of $3.50 per share, purchasers of common stock in this offering will experience immediate dilution of $2.22 per share in as adjusted net tangible book value of the common stock. In addition, as of September 30, 2019, there were 5,639,539 shares of common stock subject to outstanding options at a weighted average exercise price per share of $4.76, of which 1,958 shares were subsequently issued upon the exercise of stock options after September 30, 2019, and 2,138,160 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $3.81 per share. To the extent that additional shares of common stock are issued upon the exercise of these options or warrants at prices per share below the public offering price per share in this offering or we issue additional shares under our equity incentive plans at prices below the public offering price per share in this offering, you will incur further dilution. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares of common stock in this offering. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

Future sales or other issuances of our common stock could depress the market for our common stock.

Sales of a substantial number of shares of our common stock, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future. In connection with this offering, we, and our executive officers and directors, and certain of their affiliates, have entered into lock-up agreements for a period of 90 days following this offering. These lock-up obligations may be released prior to the expiration of the lock-up period at the sole discretion of the representatives of the underwriters. See “Underwriters” beginning on page S-45 of this prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information. Upon expiration or earlier release of these lock-ups, we and our executive officers and directors, and their applicable affiliates, may sell shares into the market, which could adversely affect the market price of shares of our common stock.

You may experience future dilution as a result of future issuances of common stock, including through equity offerings.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares of our common stock or other securities in the future could have rights superior to existing stockholders. The prices per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future issuances of common stock could further depress the market for our common stock. We expect to continue to incur drug development and selling, general and administrative costs, and to satisfy our funding requirements, we will need to sell additional equity securities, which may include sales of significant amounts of common stock to strategic investors, and which common stock may be subject to registration rights. The sale or the proposed sale of substantial amounts of our common stock or other equity securities in the public markets or in private transactions may adversely affect the market price of our common stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing common stock. In addition, we have a significant number of shares of restricted stock, restricted stock units, and stock options outstanding. To the extent that outstanding stock options have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution.

If we make one or more significant acquisitions in which the consideration includes stock or other securities, our stockholders’ holdings may be significantly diluted. In addition, stockholders’ holdings may also be diluted if we enter into arrangements with third parties permitting us to issue shares of common stock in lieu of certain cash payments upon the achievement of milestones.

Our management will have broad discretion to use the net proceeds from this offering, and our investment of these proceeds pending any such use may not yield a favorable return.

Our management will have broad discretion as to the use of the net proceeds from this offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for ADMA.

Risks Relating to Our Business

To date, we have generated limited product revenues, have a history of losses and will need to raise additional capital to operate our business, which may not be available on favorable terms, if at all.

To date, we have generated a substantial portion of our revenues from the sale of plasma by our plasma collections facilities. Following completion of the Biotest Transaction, we began generating revenues from the sale of our plasma-derived immune globulins, which include: Nabi-HB, BIVIGAM, ASCENIV, intermediate fractions and the contract manufacturing of plasma-derived products for a third-party. On April 1, 2019, the FDA approved ASCENIV, formerly referred to as RI-002, and the first commercial sales of this product took place in October 2019. On May 9, 2019 we received approval from the FDA for BIVIGAM, and the commercial re-launch of this product commenced in August 2019. In December 2019, we generated initial sales of our plasma-derived intermediate fractions.

Our long-term liquidity depends upon our ability to grow our commercial programs, expand our commercial operations at our Boca Facility, improve our supply-chain capabilities, improve production yields, provide more control and visibility for timing of commercial product releases, raise additional capital, fund and successfully implement our research and development and commercial programs, establish and build out a commercial sales force, medical affairs organization and commercial infrastructure and meet our ongoing obligations.

We currently anticipate, based upon our projected revenue and expenditures, as well as the additional funds we are able to draw-down under the Credit Agreement and Guaranty (the “Perceptive Credit Agreement”) between us and Perceptive Credit Holdings II, LP (“Perceptive”), that our current cash, cash equivalents and accounts receivable, together with the estimated net proceeds of this offering, will be sufficient to fund our operations into the first half of 2021. This time frame may change based upon how quickly we are able to execute on our commercialization efforts and operational initiatives. However, if the assumptions underlying our estimated revenues and expenses prove to be incorrect, we may have to raise additional capital sooner than we currently expect. We expect that we will not be able to generate a sufficient amount of product revenue to achieve profitability before 2021, and as a result, we expect that we will need to finance our operations through additional equity or debt financings or corporate collaboration and licensing arrangements. If we are unable to raise additional capital as needed, we will have to delay, curtail or eliminate our commercialization efforts as well as product development activities, including conducting clinical trials for our product candidates and purchasing clinical trial materials from our suppliers. Even if we are able to raise additional capital, such financings may only be available on unattractive terms, resulting in significant dilution of stockholders’ interests and, in such event, the value and potential future market price of our common stock may decline. In addition, if we raise additional funds through license arrangements or through the disposition of any of our assets, it may be necessary to relinquish potentially valuable rights to our product candidates or assets or grant licenses on terms that are not favorable to us.

Our history of net operating losses and our accumulated deficit raise substantial doubt regarding our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

Although our financial statements have been prepared on a going concern basis, we must raise additional capital before the end of the fourth quarter of 2020 to fund our operations in order to continue as a going concern. CohnReznick LLP, our independent registered public accounting firm, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2018, indicating that our current liquidity position and history of losses raise substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position we may not be able to continue as a going concern.  If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements. We may also be forced to make reductions in spending, including delaying or curtailing our clinical development, trials or commercialization efforts, or seek to extend payment terms with our vendors and creditors. Our ability to raise or borrow the capital needed to improve our financial condition may be hindered by a variety of factors, including market conditions and the availability of such financing on acceptable terms, if at all. Our determination of substantial doubt about our ability to continue as a going concern could also materially limit our ability to raise additional funds. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business, which could cause our security holders to suffer the loss of all or a substantial portion of their investment.

Without giving effect to this offering and the use of proceeds expected therefrom, we anticipate that our principal sources of liquidity will only be sufficient to fund our activities, as currently conducted, into the fourth quarter of 2020. In order to have sufficient cash to fund our operations thereafter and to continue as a going concern, we will need to raise additional equity or debt financing before the end of the fourth quarter of 2020. This time frame may change based upon how quickly we are able to execute on our quality management systems’ remediation plans for the ADMA BioManufacturing operations, commercial manufacturing ramp-up activities and the various financing options we are exploring. In order to have sufficient cash to fund our operations thereafter, we will need to raise additional equity or debt capital, and we cannot provide any assurance that we will be successful in doing so. If our assumptions underlying our estimated expenses prove to be wrong, we may have to raise additional capital sooner than the fourth quarter of 2020.

We are currently not profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the years ended December 31, 2018 and 2017, we incurred net losses of $65.7 million and $43.8 million, respectively, and for the nine months ended September 30, 2019 and 2018, we incurred net losses of $37.7 million and $47.7 million, respectively. From our inception in 2004 through September 30, 2019, we have incurred an accumulated deficit of $254.2 million. Even if we succeed in developing and commercializing one or more of our products and product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our operating expenses will increase substantially in the foreseeable future as we:

•	expand commercialization and marketing efforts;

•	implement additional internal systems, controls and infrastructure;

•	hire additional personnel;

•	expand and build out our plasma center network; and

•	expand production capacity at the Boca Facility.

We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We contract with third parties for the filling, packaging and labeling of the drug substance we manufacture. This reliance on third parties carries the risk that the services upon which we rely may not be performed in a timely manner or according to our specifications, which could delay the availability of our finished drug product and could adversely affect our commercialization efforts and our revenues.

Third-party fill/finish providers may not perform as agreed or in accordance with FDA requirements. Any significant problem that our fill/finish providers experience could delay or interrupt our supply of finished drug product until the service provider cures the problem or until we locate, negotiate for, validate and receive FDA approval for an alternative provider (when necessary), if one is available. Failure to obtain the needed fill/finish services could have a material and adverse effect on our business, financial condition, results from operations and prospects.

Although in the future we plan to build our own fill/finish suite within the Boca Facility, we also intend to continue to utilize third parties to supplement our fill/finish process for final drug substance and we may, in any event, never be successful in developing our own fill/finish suite. Our anticipated reliance on a limited number of third-party manufacturers exposes us to the following risks:

•	we may be unable to identify contract fill/finishers on acceptable terms or at all because the number of potential service providers is limited and the FDA must inspect and qualify any contract manufacturers for current good manufacturing practice (“cGMP”) compliance as part of our marketing application;

•	a new fill/finisher would have to be educated in, or develop substantially equivalent processes for, the production of our products and product candidates;

•	our contracted fill/finishers’ resources and level of expertise with plasma-derived biologics may be limited, and therefore they may require a significant amount of support from us in order to implement and maintain the infrastructure and processes required to deliver our finished drug product;

•	our third-party fill/finishers might be unable to timely provide finished drug product in sufficient quantity to meet our commercial needs;

•	contract manufacturers may not be able to execute our inspection procedures and required tests appropriately;

•	contract manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and we do not have control over third-party providers’ compliance with these regulations;

•	our third-party fill/finishers could breach or terminate their agreements with us; and

•	our contract fill/finishers may have unacceptable or inconsistent drug product quality success rates and yields, and we have no direct control over our contract fill/finishers’ ability to maintain adequate quality control, quality assurance and qualified personnel.

Each of these risks could delay or prevent the completion of finished drug product and the release of finished drug product by the FDA, which could result in higher costs or adversely impact commercialization of our product.

The estimates of market opportunity and forecasts of market and revenue growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. In particular, the size and growth of the overall U.S. IVIG and source plasma markets are subject to significant variables that can be difficult to measure, estimate or quantify. Our business depends on, among other things, successful commercialization of our existing products, market acceptance of such products and ensuring that our products are safe and effective. Further, there can be no assurance that we will be able to generate the revenue that we believe our products and plasma facilities are capable of generating. As a result, we may not be able to accurately forecast or predict revenue. For these reasons, the estimates and forecasts in this prospectus relating to revenue generation and growth may prove to be inaccurate. Even if the markets in which we compete meet our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

Even though we operate under our own FDA-issued license, we may not be able to officially resolve or receive a final close-out letter with respect to the Warning Letter issued to Biotest’s License #1792 for the Boca Facility.

Prior to the closing of the Biotest Transaction, BTBU was our third-party manufacturer for ASCENIV, formerly referred to as RI-002. In response to our Biologics License Application (“BLA”) submission for RI-002 in 2015 (the “RI-002 BLA”), in July 2016 the FDA issued a Complete Response Letter (“CRL”) for RI-002 (the “RI-002 CRL”). The RI-002 CRL did not specify or request the need for any addition clinical trials or data; however, the RI-002 CRL reaffirmed the issues set forth in a November 2014 warning letter (the “Warning Letter”) that the FDA had issued to BPC related to certain compliance and other inspection issues and deficiencies identified at the Boca Facility. The FDA identified in the RI-002 CRL, among other things, certain outstanding inspection issues and deficiencies related to chemistry, manufacturing and control (“CMC”) and Good Manufacturing Practices (“GMP”) at the Boca Facility and at certain of our third-party vendors, and requested documentation of corrections for a number of these issues. The FDA indicated in the RI-002 CRL that it could not grant final approval of our RI-002 BLA until, among other things, these deficiencies were resolved. In response to the Warning Letter, in December 2016, BTBU temporarily suspended the production of BIVIGAM to focus on the completion of planned improvements to the manufacturing process. As a result, BIVIGAM was not available for sale or distribution throughout fiscal 2017, 2018, and until August 2019.

Following the completion of the Biotest Transaction, we gained control over the regulatory, quality, general operations and drug substance manufacturing process at the Boca Facility, and our highest priority was to remediate the outstanding compliance issues at the Boca Facility as indicated in the Warning Letter. We worked with a leading consulting firm with extensive experience in remediating compliance and inspection issues related to quality management systems that managed a robust team of subject matter experts in plasma-derived products and biologic drugs to assist us in addressing all identified CMC and cGMP issues and deficiencies. In April 2018, the FDA inspected the Boca Facility and, in July 2018, our FDA status improved from Official Action Indicated (“OAI”) to Voluntary Action Indicated (“VAI”), and this inspection of the Boca Facility has been successfully closed out as indicated on the FDA’s website inspection database. The FDA subsequently approved ASCENIV in April 2019 and BIVIGAM in May 2019, and, on July 2, 2019, notified us that the licenses for BIVIGAM and Nabi-HB had been revoked from BPC’s U.S. License No. 1792, with respect to which the Warning Letter was issued, and transferred and issued to our U.S. License No. 2019. The commercial re-launch and first commercial sales of BIVIGAM under our ownership occurred in August 2019. Commercial sales of ASCENIV commenced in October 2019. Although we received FDA approval of our RI-002 BLA on April 1, 2019 and the FDA has transferred the BIVIGAM and Nabi-HB licenses to us, neither we nor BPC has received a “Warning Letter close-out letter” from the FDA. We believe that we have successfully closed out the April 2018 FDA inspection of the Boca Facility, and we believe that as result of the FDA’s transfer of the BIVIGAM and Nabi-HB licenses to us, we have neither a right nor an obligation to close out the Warning Letter, which applied to BPC’s U.S. License No. 1792. Consequently, we may not be able to officially close out the Warning Letter issued to Biotest under their license #1792 related to the Boca Facility.

There can be no assurance that the FDA will not in the future determine that our efforts to remediate the underlying concerns at the Boca Facility that resulted in the Warning Letter and the CRL in July 2016 have not been effective. Additionally, we are unable to control the timing of FDA inspections, responses, meeting requests, teleconference requests, requests for clarifications and similar regulatory communications, as well as whether or not the FDA will change its requirements, guidance or expectations. If the FDA determines that we have not remediated the issues identified in the Warning Letter or any other inspection issues and deficiencies, any failure of ours to address or provide requested documentation of corrections for these issues could disrupt our business operations and the timing of our commercialization efforts and could have a material adverse effect on our financial condition and operating results.

Business interruptions could adversely affect our business.

Our operations, including our headquarters located in Ramsey, NJ, the Boca Facility and our Kennesaw, GA plasma collection facility, are vulnerable to interruption by fire, weather related events such as hurricanes, wind and rain, other acts of God, electric power loss, telecommunications failure, equipment failure and breakdown, human error, employee issues, product liability claims and events beyond our control. While we maintain several insurance policies with reputable carriers, these policies provide partial coverage for a variety of these risks, including replacing or rebuilding a part of our facilities, these policies are subject to the insurance carriers’ final determination of compensation to us and may not be in amounts adequate to provide coverage if we need to rebuild or replace portions of or our entire facility. In addition, our disaster recovery plans for our facilities may not be adequate and we do not have an alternative manufacturing facility or contractual arrangements with other manufacturers in the event of a casualty to or destruction of any of our facilities. If we are required to rebuild or relocate any of our facilities, a substantial investment in improvements and equipment would be necessary. We carry only a limited amount of business interruption insurance, which may not sufficiently compensate us for losses that may occur. As a result, any significant business interruption could adversely affect our business and results of operations.

If we are unsuccessful in obtaining regulatory approval for any of our product candidates or if any of our product candidates do not provide positive results, we may be required to delay or abandon development of such product, which would have a material adverse impact on our business.

Product candidates require extensive clinical data analysis and regulatory review and may require additional testing. Clinical trials and data analysis can be very expensive, time-consuming and difficult to design and implement. The conduct of preclinical studies and clinical trials is subject to numerous risks and results of the studies and trials are highly uncertain. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. Furthermore, delays or setbacks can occur at any stage of the process, and we could encounter problems that cause us to abandon our product development programs and related Investigational New Drugs (“INDs”) or biologics license applications, or to repeat clinical trials. The commencement and completion of clinical trials for any current or future development product candidate may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

We cannot be certain as to what type and how many clinical trials the FDA, or equivalent foreign regulatory agencies, will require us to conduct before we may successfully gain approval to market any of our product candidates that still require FDA approval. Prior to approving a new drug or biologic, the FDA generally requires that the effectiveness of the product candidate (which is not typically fully investigated until Phase 3) be demonstrated in two adequate and well-controlled clinical trials. However, if the FDA or an equivalent foreign regulatory authority determines that our Phase 3 clinical trial results do not demonstrate a statistically significant, clinically meaningful benefit with an acceptable safety profile, or if a relevant regulator requires us to conduct additional Phase 3 clinical trials in order to gain approval, we will incur significant additional development costs and commercialization of these products would be prevented or delayed and our business would be adversely affected.

In addition, the FDA or an independent institutional review board may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials. Therefore, we cannot provide any assurance or predict with certainty the schedule for future clinical trials. In the event we do not ultimately receive regulatory approval for our product candidates, we may be required to terminate development of such product candidates. If we fail to obtain regulatory approval to market and sell our product candidates, or if approval is delayed, we will be unable to generate revenue from the sale of these products, our potential for generating positive cash flow will be diminished and the capital necessary to fund our operations will increase.

If the results of our clinical trials do not support our product candidate claims, completing the development of such product candidate may be significantly delayed or we may be forced to abandon development of such product candidate altogether.

We cannot be certain that the clinical trial results of our product candidates will support our product candidates’ claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a relatively small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. In addition, certain portions of our clinical trials and product testing for our product candidates may be performed outside of the U.S., and therefore, may not be performed in accordance with standards normally required by the FDA and other regulatory agencies.

If we do not obtain and maintain the necessary U.S. or international regulatory approvals to commercialize a product candidate, we will not be able to sell that product candidate, which would make it difficult for us to recover the costs of researching and developing such product candidate.

If we are not be able to generate revenue from our products and product candidates, our sources of revenue may continue to be from a product mix consisting only of plasma collection and sales revenues, revenues generated from sales of our FDA-approved commercial products, revenues generated from ongoing contract manufacturing for third parties and revenues generated from the sales of manufacturing intermediates. We cannot assure you that we will receive the approvals necessary to commercialize any product candidate we may acquire or develop in the future. In order to obtain FDA approval of any product candidate requiring FDA approval, our clinical development must demonstrate that the product candidate is safe for humans and effective for its intended use, and we must successfully complete an FDA BLA review. Obtaining FDA approval of a product candidate generally requires significant research and testing, referred to as preclinical studies, as well as human tests, referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in products that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the product approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies, or may require additional CMC or other data and information, and the development and provision of this data and information may be time-consuming and expensive. There are numerous FDA personnel assigned to review different aspects of a BLA, and uncertainties can be presented by their ability to exercise judgment and discretion during the review process. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject our product candidate’s BLA. In addition, the FDA could determine that we must test additional subjects and/or require that we conduct further studies with more subjects. We may never obtain regulatory approval for any future potential product candidate or label expansion activity. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by leaving us without the ability to generate additional accretive revenues. There is no guarantee that we will ever be able to develop or acquire other product candidates. In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any products or product candidates outside the U.S. Foreign regulatory approval processes generally include all of the risks and uncertainties associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize any product candidate for sale outside the U.S.

Although we have received approval from the FDA to market ASCENIV as a treatment for PIDD, our ability to market or seek approval for ASCENIV for alternative indications could be limited, unless additional clinical trials are conducted successfully and the FDA approves a BLA or other required submission for review.

The FDA strictly regulates marketing, labeling, advertising and promotion of prescription drugs. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the Internet and off-label promotion. The FDA generally does not allow drugs to be promoted for “off-label” uses — that is, uses that are not described in the product’s labeling and that differ from those that were approved by the FDA. Generally, the FDA limits approved uses to those studied by a company in its clinical trials. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval. Although we have received approval from the FDA to market ASCENIV as a treatment for PIDD, we cannot be sure whether we will be able to obtain FDA approval for any desired future indications for ASCENIV.

While physicians in the U.S. may choose, and are generally permitted, to prescribe drugs for uses that are not described in the product’s labeling, and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote our products is narrowly limited to those indications that are specifically approved by the FDA. “Off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the U.S. generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If the FDA determines that our promotional activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines related to promotion and advertising may cause the FDA to issue warning letters or untitled letters, bring an enforcement action against us, suspend or withdraw an approved product from the market, require a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution, any of which could harm our reputation and our business.

With the approval of ASCENIV, there can be no assurance that we will be successful in developing and expanding commercial operations or balancing our research and development activities with our commercialization activities.

With the approval of ASCENIV, we plan to commercialize this product, while also continuing our research and development activities. There can be no assurance that we will be able to successfully manage the balance of our research and development operations with our planned commercialization activities. Potential investors and stockholders should be aware of the problems, delays, expenses and difficulties frequently encountered by companies balancing development of product candidates, which can include problems such as unanticipated issues relating to clinical trials and receipt of approvals from the FDA and foreign regulatory bodies, with commercialization efforts, which can include problems related to managing manufacturing and supply, reimbursement, marketing challenges, development of a comprehensive compliance program, and other related and additional costs. For example, the raw material plasma we collect and procure to manufacture ASCENIV using our patented proprietary microneutralization assay is comprised of plasma collected from donors which contains high titer antibodies to RSV.  This high titer plasma which meets our internal specifications for the manufacture of ASCENIV that we are able to identify with our patented testing assay amounts to less than 10% of the total donor collection samples we test. Our product candidates will require significant additional research and clinical trials, and we will need to overcome significant regulatory burdens prior to commercialization in the U.S. and other countries. In addition, we may be required to spend significant funds on building out our commercial operations. There can be no assurance that after the expenditure of substantial funds and efforts, we will successfully develop and commercialize any of our product candidates, generate any significant revenues or ever achieve and maintain a substantial level of sales of our products.

We depend on third-party researchers, developers and vendors to develop, manufacture and test products and product candidates, and such parties are, to some extent, outside of our control.

We depend on independent investigators and collaborators, such as universities and medical institutions, contract laboratories, clinical research organizations, contract manufacturers, contract fill/finishers and consultants to conduct our preclinical, clinical trials, CMC testing and other activities under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our product development programs, or if their performance is substandard, the approval of our FDA application(s), if any, and our introduction of new products, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed. Additionally, any change in the regulatory compliance status of any of our vendors may impede our ability to receive approval for our product candidates.

Our products, and any additional products for which we may obtain marketing approval in the future, could be subject to post-marketing restrictions or withdrawal from the market and we could be subject to substantial penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products following approval.

Our products, and any additional products for which we have or may obtain marketing approval in the future, could be subject to post-marketing restrictions, new FDA guidance, or other regulatory actions, such as withdrawal from the market. Such products, as well as the manufacturing processes, post-marketing studies and measures, labeling, advertising and promotional activities for such products, among other things, are subject to ongoing regulatory compliance requirements, and oversight, review, and inspection by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, adherence with labeling and promotional requirements and restrictions, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding safeguarding the drug supply chain as well as the distribution of samples to physicians, and recordkeeping. For example, the FDA’s approval of our PAS to allow for the commercial relaunch of BIVIGAM requires us to conduct specified post-marketing studies related to our manufacturing controls and processes, and submit specified post-marketing reports to the FDA. If, during the post marketing period (after marketing approval) previously unknown adverse events or other potential concerns regarding our products or their manufacturing processes emerge, or we are observed in any way to fail to comply with the numerous regulatory requirements to which we are subject, those circumstances may yield various results, including:

•	restrictions on such products or manufacturing processes;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct further post-marketing studies or clinical trials;

•	warning letters or untitled letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	restrictions on coverage by third-party payors;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	refusal to permit the import or export of products;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.

Historically, a few customers have accounted for a significant amount of our total revenue and the loss of any of these customers could have a material adverse effect on our business, results of operations and financial condition.

For the year ended December 31, 2018, BPC, McKesson Corporation (“McKesson”) and AmerisourceBergen Corporation (“AmerisourceBergen”) represented 56%, 16% and 15%, respectively, of our total revenue. For the nine months ended September 30, 2019, four customers represented an aggregate of 86% of our consolidated revenues, with Biolife Plasma Services, L.P. (“Biolife”), Sanofi Pasteur, S.A. (“Sanofi”), McKesson and AmerisourceBergen representing approximately 35%, 29%, 12% and 10%, respectively, of our consolidated revenues.

The loss of any key customers or a material change in the revenue generated by any of these customers could have a material adverse effect on our business, results of operations and financial condition. The initial term of our Amended and Restated Plasma Supply Agreement with BPC, pursuant to which we supplied BPC with normal source plasma, expired by its terms on December 31, 2018 and was not renewed, and we fulfilled our commitment under our supply agreement with Sanofi during the year ended December 31, 2019. Moreover, we anticipate deriving increasingly considerable revenue from BioCARE, Inc. (“BioCare”). Factors that could influence our relationships with our customers include, among other things:

•	our ability to sell our products at competitive prices;

•	our ability to maintain features and quality standards for our products sufficient to meet the expectations of our customers; and

•	our ability to produce and deliver a sufficient quantity of our products in a timely manner to meet our customers’ requirements.

Additionally, an adverse change in the financial condition of BioCare, Biolife, McKesson, Sanofi or AmerisourceBergen could negatively affect revenue derived from such customer, which in turn would have a material adverse effect on our business and results of operations.

Issues with product quality and compliance could have a material adverse effect upon our business, subject us to regulatory actions and cause a loss of customer confidence in us or our products.

Our success depends upon the quality of our products. Quality management plays an essential role in meeting customer requirements, preventing defects, improving our products and services and assuring the safety and efficacy of our products. Our future success depends on our ability to maintain and continuously improve our quality management program. A quality or safety issue may result in failure to obtain product approval, adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, costly litigation, refusal of a government to grant approvals and licenses, restrictions on operations or withdrawal of existing approvals and licenses. An inability to address a quality or safety issue by us or by a third-party vendor in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully commercializing our current products and launching new products.

If physicians, payers and patients do not accept and use our current products or our future product candidates, our ability to generate revenue from these products will be materially impaired.

Even if the FDA approves a product made by us, physicians, payers and patients may not accept and use it. Acceptance and use of our products depends on a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

•	cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	the effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

The failure of our current or future products to find market acceptance would harm our business and could require us to seek additional financing or make such financing difficult to obtain on favorable terms, if at all.

Our long-term success may depend on our ability to supplement our existing product portfolio through new product development or the in-license or acquisition of other new products, product candidates and label expansion of existing products, and if our business development efforts are not successful, our ability to achieve profitability may be adversely impacted.

Our current product development portfolio consists primarily of label expansion activities for Nabi-HB, BIVIGAM and ASCENIV. We have initiated small scale preclinical activities to potentially expand our current portfolio through new product development efforts or to in-license or acquire additional products and product candidates. If we are not successful in developing or acquiring additional products and product candidates, we will have to depend on our ability to raise capital for, and the successful commercialization of ASCENIV, as well as the revenue we may generate from the sale of Nabi-HB, BIVIGAM, contract manufacturing, and intermediates and plasma attributable to the operations of ADMA Bio Centers, to support our operations.

Our ADMA Bio Centers operations collect information from donors in the U.S. that subjects us to consumer and health privacy laws, which could create enforcement and litigation exposure if we fail to meet their requirements.

Consumer privacy is highly protected by federal and state law. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, impose, among other things, obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information held by covered entities and business associates. A “covered entity” is the primary type of HIPAA-regulated entity. Health plans/insurers, healthcare providers engaging in standard transactions (insurance/health plan claims and encounters, payment and remittance advice, claims status, eligibility, enrollment/disenrollment, referrals and authorizations, coordination of benefits and premium payments), and healthcare clearinghouses (switches that convert data between standard and non-standard data sets) are covered entities. A “business associate” provides services to covered entities (directly or as subcontractors to other business associates) involving arranging, creating, receiving, maintaining, or transmitting protected health information (“PHI”) on a covered entity’s behalf. In order to legally provide access to PHI to service providers, covered entities and business associates must enter into a “business associate agreement” (“BAA”) with the service provider PHI recipient. Among other things, HITECH made certain aspects of the HIPAA’s rules (notably the Security Rule) directly applicable to business associates – independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal court to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. The HHS Office of Civil Rights (“OCR”) has increased its focus on compliance and continues to train state attorneys general for enforcement purposes. OCR has recently increased both its efforts to audit HIPAA compliance and its level of enforcement, with one recent penalty exceeding $5.0 million.

While we are not a covered entity or business associate subject to HIPAA, even when HIPAA does not apply, according to the U.S. Federal Trade Commission (the “FTC”), failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Medical data is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA Security Rule. In addition, states impose a variety of laws protecting consumer information, with certain sensitive information such as HIV/Sexually Transmitted Disease status subject to heightened standards. In addition, federal and state privacy, data security, and breach notification laws, rules and regulations, and other laws apply to the collection, use and security of personal information, including social security number, driver’s license numbers, government identifiers, credit card and financial account numbers. Some state privacy and security laws apply more broadly than HIPAA and associated regulations. For example, California recently enacted legislation—the California Consumer Privacy Act, or CCPA—which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted. We could be subject to enforcement action and litigation exposure if we fail to adhere to these data privacy and security laws.

We may neither be successful in integrating the Biotest Assets into our business nor realize the strategic and financial benefits currently anticipated from the Biotest Transaction.

The Biotest Transaction involves the integration of two businesses that previously have operated independently with principal offices in two distinct locations. We continue to expend significant management attention and resources to integrate the two companies following completion of the Biotest Transaction. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Biotest Transaction. There is also uncertainty as to whether the combined business will be able to operate at a profitable level in the future given the relatively small size of the Biotest Assets and the competitive environment in which we operate.

Potential difficulties that may be encountered in the integration process include, but are not limited to, the following:

•	using our cash and other assets efficiently to develop the business on a post-Biotest Transaction basis;

•	appropriately managing the liabilities of our Company on a post-Biotest Transaction basis;

•	potential unknown or currently unquantifiable liabilities associated with the Biotest Transaction and the operations of our Company on a post-Biotest Transaction basis;

•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Biotest Transaction; and

•	performance shortfalls in one or both of the businesses as a result of the diversion of the applicable management’s attention caused by completing the Biotest Transaction and integrating the business.

Delays in the integration process could adversely affect the combined company’s business, financial results, financial condition and stock price following the Biotest Transaction. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time.

The Biotest Transaction exposes us to liabilities, a release of claims and competition that could have a material adverse effect on our business, financial condition, results of operations and stock price.

As part of the consideration for the Biotest Transaction, we agreed to assume certain liabilities of BPC related to BTBU, which exposes us to liabilities that are not within our control and we cannot predict the extent to which these liabilities may arise in the future. Any liabilities that may arise could have a material adverse effect on our business, financial condition, results of operations and stock price.

The Master Purchase and Sale Agreement, dated as of January 21, 2017 (the “Master Purchase Agreement”) contains indemnification undertakings by the parties thereto for certain losses, including, among other things, indemnification for any losses arising from breaches of its representations, warranties, covenants and agreements in the Master Purchase Agreement. In connection with the Share Transfer, Amendment and Release Agreement among us, BPC, Biotest AG, Biotest US Corporation and The Biotest Divestiture Trust (the “Biotest Trust”) (the “Biotest Transfer Agreement”), we granted a full release to Biotest from any and all past, present or future indemnification claims arising under or in connection with the Master Purchase Agreement. Significant indemnification claims by BPC or its affiliates or breaches by BPC or its affiliates of any indemnity obligations which would have been owed to us under the Master Purchase Agreement prior to the release granted in the Biotest Transfer Agreement could have a material adverse effect on our business, financial condition, results of operations and stock price.

As part of the consideration for the Biotest Transaction, the parties also agreed to a mutual release, pursuant to which the parties agreed not to bring any suit, action or claim for any breach or default under the existing manufacturing and supply agreement or master services agreement prior to the closing of the Biotest Transaction. This release remains effective from and after the closing of the Biotest Transaction. Without this release, we would have otherwise been permitted to bring a claim against BPC related to the Warning Letter that could have possibly entitled us to remedies in the event that we are unable to resolve the Warning Letter. The inability to seek these remedies could have a material adverse effect on our business, financial condition, results of operations and stock price.

In addition, while the Master Purchase Agreement contains certain non-compete clauses, such clauses do not prohibit either the Biotest Guarantors (as defined therein) or their other affiliates from directly or indirectly (other than through BPC) competing with BTBU after the closing of the Biotest Transaction. Such competition could result in the loss of existing or new customers, price reductions, reduced operating margins and loss of market share, which could have a material adverse effect on our business, financial condition, results of operations and stock price.

If our due diligence investigation for the Biotest Transaction was inadequate and/or the representations, warranties and indemnification given to us by BPC were inadequate, then it could result in a material adverse effect on our business.

Even though we believe that we conducted a reasonable and customary due diligence investigation of BTBU and we received market representations, warranties and indemnities from Biotest and BPC, we cannot be sure that our due diligence investigation uncovered all material or non-material issues that may be present. There also can be no assurances that we received access to or had the ability to diligence certain information, as well as appropriate representations and or warranties, that it would be possible to uncover all material issues through customary due diligence, or that issues outside of our control will not later arise or that all material issues which are or could have been discovered would otherwise be covered by the representations and warranties of Biotest and BPC and therefore indemnifiable. In connection with the Biotest Transfer Agreement, we granted a full release to Biotest from any and all past, present or future indemnification claims arising under or in connection with the Master Purchase Agreement. If we failed to identify any important issues, or if it were not possible to uncover all material issues, any such material issue could result in a material adverse effect on our business, financial condition, results of operations and stock price.

The Perceptive Credit Facility is subject to acceleration in specified circumstances, which may result in Perceptive taking possession and disposing of any collateral.

The Perceptive Credit Agreement provides us with a senior secured term loan facility (the “Perceptive Credit Facility”) in an aggregate amount of up to $85.0 million, comprised of (i) the Perceptive Tranche I Loan made on February 11, 2019 with an outstanding principal amount of $45.0 million, (ii) the Perceptive Tranche II Loan made on May 3, 2019 with an outstanding principal amount of $27.5 million, and (iii) the Perceptive Tranche III Loan in the principal amount of $12.5 million, which has yet to be drawn down and is available until March 31, 2020 (together with the Perceptive Tranche I Term Loan and the Perceptive Tranche II Loan, the “Loans”). The Loans each have a maturity date of March 1, 2022, subject to acceleration pursuant to the Perceptive Credit Agreement, including upon an Event of Default (as defined in the Perceptive Credit Agreement). The Loans are secured by substantially all of our assets, including our intellectual property. Events of Default include, among others, non-payment of principal, interest, or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material contracts and events constituting a change of control. In addition to an increase in the rate of interest on the Loans of 4% per annum, the occurrence of an Event of Default could result in, among other things, the termination of commitments under the Perceptive Credit Facility, the declaration that all outstanding Loans are immediately due and payable in whole or in part, and Perceptive taking immediate possession of, and selling, any collateral securing the Loans.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our current products and any future product we may develop will have to compete with other marketed therapies. In addition, other companies may pursue the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the U.S. and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater financial resources, larger research and development staffs and facilities, longer product development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

If we are unable to protect our patents, trade secrets or other proprietary rights, if our patents are challenged or if our provisional patent applications do not get approved, our competitiveness and business prospects may be materially damaged.

As we move forward in clinical development we are also uncovering novel aspects of our products and are drafting patents to cover our inventions.  We rely on a combination of patent rights, trade secrets and nondisclosure and non-competition agreements to protect our proprietary intellectual property, and we will continue to do so. There can be no assurance that our patent, trade secret policies and practices or other agreements will adequately protect our intellectual property. Our issued patents may be challenged, found to be over-broad or otherwise invalidated in subsequent proceedings before courts or the U.S. Patent and Trademark Office. Even if enforceable, we cannot provide any assurances that they will provide significant protection from competition. The processes, systems, and/or security measures we use to preserve the integrity and confidentiality of our data and trade secrets may be breached, and we may not have adequate remedies as a result of any such breaches. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. There can be no assurance that the confidentiality, nondisclosure and non-competition agreements with employees, consultants and other parties with access to our proprietary information to protect our trade secrets, proprietary technology, processes and other proprietary rights, or any other security measures relating to such trade secrets, proprietary technology, processes and proprietary rights, will be adequate, will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or proprietary knowledge. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

We could lose market exclusivity of a product earlier than expected.

In the pharmaceutical and biotechnology industries, the majority of an innovative product’s commercial value is realized during its market exclusivity period. In the U.S. and in some other countries, when market exclusivity expires and generic versions are approved and marketed or when biosimilars are introduced (even if only for a competing product), there are usually very substantial and rapid declines in a product’s revenues.

Market exclusivity for our products is based upon patent rights and certain regulatory forms of exclusivity. The scope of our patent rights may vary from country to country and may also be dependent on the availability of meaningful legal remedies in a country. The failure to obtain patent and other intellectual property rights, or limitations on the use or loss of such rights, could be material to us. In some countries, basic patent protections for our products may not exist because certain countries did not historically offer the right to obtain specific types of patents and/or we (or our licensors) did not file in those markets. In addition, the patent environment can be unpredictable and the validity and enforceability of patents cannot be predicted with certainty. Absent relevant patent protection for a product, once the data exclusivity period expires, generic versions can be approved and marketed.

Patent rights covering our products may become subject to patent litigation. In some cases, manufacturers may seek regulatory approval by submitting their own clinical trial data to obtain marketing approval or choose to launch a generic product “at risk” before the expiration of our patent rights/or before the final resolution of related patent litigation. Enforcement of claims in patent litigation can be very costly, time-consuming and no assurance can be given that we will prevail. In addition, any such litigation may divert our management’s attention from our core business and reduce the resources available for our clinical development, manufacturing and marketing activities, and consequently have a material and adverse effect on our business and prospects, regardless of the outcome.

There is no assurance that ASCENIV, or any other of our products for which we are issued a patent, will enjoy market exclusivity for the full time period of the respective patent.

Third parties could obtain patents that may require us to negotiate licenses to conduct our business, and there can be no assurance that the required licenses would be available on reasonable terms or at all.

We may not be able to operate our business without infringing third-party patents. Numerous U.S. and foreign patents and pending patent applications owned by third parties exist in fields that relate to the development and commercialization of IG. In addition, many companies have employed intellectual property litigation as a way to gain a competitive advantage. It is possible that infringement claims may occur as the number of products and competitors in our market increases. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a greater risk of being the subject of intellectual property infringement claims. We cannot be certain that the conduct of our business does not and will not infringe intellectual property or other proprietary rights of others in the U.S. and in foreign jurisdictions. If our products, methods, processes and other technologies are found to infringe third-party patent rights, we could be prohibited from manufacturing and commercializing the infringing technology, process or product unless we obtain a license under the applicable third-party patent and pay royalties or are able to design around such patent. We may be unable to obtain a license on terms acceptable to us, or at all, and we may not be able to redesign our products or processes to avoid infringement. Even if we are able to redesign our products or processes to avoid an infringement claim, our efforts to design around the patent could require significant time, effort and expense and ultimately may lead to an inferior or more costly product and/or process. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business. Furthermore, if any such claim is successful, a court could order us to pay substantial damages, including compensatory damages for any infringement, plus prejudgment interest and could, in certain circumstances, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently prohibit us, our licensees, if any, and our customers from making, using, selling, offering to sell or importing one or more of our products or practicing our proprietary technologies or processes, or could enter an order mandating that we undertake certain remedial activities. Any of these events could seriously harm our business, operating results and financial condition.

If we are unable to successfully manage our growth, our business may be harmed.

Our success will depend on the expansion of our commercial and manufacturing activities, supply of plasma and overall operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business could be harmed.

The loss of one or more key members of our management team could adversely affect our business.

Our performance is substantially dependent on the continued service and performance of our management team, who have extensive experience and specialized expertise in our business. In particular, the loss of Adam S. Grossman, our President and Chief Executive Officer, could adversely affect our business and operating results. We do not have “key person” life insurance policies for any members of our management team. We have employment agreements with each of our executive officers; however, the existence of an employment agreement does not guarantee retention of members of our management team and we may not be able to retain those individuals for the duration of or beyond the end of their respective terms. The loss of services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays in development or approval of our product candidates and diversion of management resources.

Cyberattacks and other security breaches could compromise our proprietary and confidential information, which could harm our business and reputation.

In the ordinary course of our business, we generate, collect and store proprietary information, including intellectual property and business information. The secure storage, maintenance, and transmission of and access to this information is important to our operations and reputation. Computer hackers may attempt to penetrate our computer systems and, if successful, misappropriate our proprietary and confidential information including emails and other electronic communications. In addition, an employee, contractor, or other third party with whom we do business may attempt to obtain such information, and may purposefully or inadvertently cause a breach involving such information. While we have certain safeguards in place to reduce the risk of and detect cyberattacks, including a Company-wide cybersecurity policy, our information technology networks and infrastructure may be vulnerable to unpermitted access by hackers or other breaches, or employee error or malfeasance. Any such compromise of our data security and access to, or public disclosure or loss of, confidential business or proprietary information could disrupt our operations, damage our reputation, provide our competitors with valuable information and subject us to additional costs, which could adversely affect our business.

If we are unable to hire and retain a substantial number of qualified personnel, our ability to sustain and grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in commercialization, sales, marketing, medical affairs, reimbursement, government regulation, formulation, quality control, manufacturing and finance and accounting. In particular, over the next 12-24 months, we expect to hire several new employees devoted to commercialization, sales, marketing, medical and scientific affairs, regulatory affairs, quality control, financial, general and operational management. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot assure you that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success and any failure to do so successfully may have a material adverse effect on us.

We currently collect human blood plasma at our ADMA Bio Centers facility, and if we cannot maintain FDA approval for this facility or obtain FDA approval for additional facilities that we create or acquire rights to, we may be adversely affected and may not be able to sell or use this human blood plasma for future commercial purposes.

We intend to maintain FDA approval of our ADMA Bio Centers collection facility in Kennesaw, GA for the collection of human blood plasma and we may seek other governmental and regulatory approvals for this facility. We also plan to grow through the building and licensing of additional ADMA Bio Centers facilities in various regions of the U.S. Collection facilities are subject to FDA and potentially other governmental and regulatory inspections and extensive regulation, including compliance with current cGMP, FDA and other government approvals, as applicable. Failure to comply with applicable governmental regulations or to receive applicable approvals for our future facilities may result in enforcement actions, such as adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, costly litigation, refusal of regulatory authority approvals and licenses, restrictions on operations or withdrawal of existing approvals and licenses, any of which may significantly delay or suspend our operations for these locations, potentially having a materially adverse effect on our ability to manufacture our products or offer for sale plasma collected at the affected site(s).

We currently manufacture our current marketed products, pipeline products, and products for third parties in our manufacturing and testing facilities, and if we or our vendors cannot maintain appropriate FDA status for these facilities, we may be adversely affected, and may not be able to sell, manufacture or commercialize these products.

The FDA had identified issues in the Warning Letter resulting from their prior inspections while the Boca Facility was under BPC’s operational control. We engaged a leading consulting firm with extensive experience in remediating compliance and inspection issues related to quality management systems that managed a robust team of subject matter experts in plasma-derived products and biologic drugs to assist us in addressing all identified CMC and cGMP issues and deficiencies. Although we have improved our compliance status at the Boca Facility, there are no assurances we will be able to maintain compliance with all FDA or other regulations. Our third-party vendors may perform activities for themselves or other clients and we may not be privy to all regulatory findings or issues discovered by the FDA or other regulatory agencies. Such findings, which are out of our control, may adversely affect our ability to continue to work with these vendors, or our ability to release commercial drug product or perform necessary testing or other actions for us or our clients, which may be required in order to remain FDA compliant or to commercialize our products.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, either alone or with collaborators.

Many of our business practices are subject to scrutiny by federal and state regulatory authorities, as well as to lawsuits brought by private citizens under federal and state laws. Failure to comply with applicable law or an adverse decision in lawsuits may result in adverse consequences to us.

The laws governing our conduct in the U.S. are enforceable on the federal and state levels by criminal, civil and administrative penalties. Violations of laws such as the Federal Food, Drug, and Cosmetic Act, the Social Security Act (including the Anti-Kickback Statute), the Public Health Service Act and the Federal False Claims Act, and any regulations promulgated under the authority of the preceding, may result in jail sentences, fines or exclusion from federal and state programs, as may be determined by Medicare, Medicaid and HHS and other regulatory authorities as well as by the courts. Similarly, the violation of applicable laws, rules and regulations of the State of Florida with respect to the manufacture of our products and product candidates may result in jail sentences, fines or exclusion from applicable state programs. There can be no assurance that our activities will not come under the scrutiny of federal and/or state regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen “relators” under federal or state false claims laws.

For example, under the Anti-Kickback Statute and similar state laws and regulations, the offer or payment of anything of value for patient referrals, or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease, or ordering of any time or service reimbursable in whole or in part by a federal healthcare program is prohibited.  This places constraints on the marketing and promotion of products and on common business arrangements, such as discounted terms and volume incentives for customers in a position to recommend or choose products for patients, such as physicians and hospitals, and these practices can result in substantial legal penalties, including, among others, exclusion from the Medicare and Medicaid programs. Arrangements with referral sources such as purchasers, group purchasing organizations, physicians and pharmacists must be structured with care to comply with applicable requirements. Legislators and regulators may seek to further restrict the scope of financial relationships that are considered appropriate. For example, HHS issued a proposed rule in February 2019, which aims to eliminate certain Anti-Kickback Statute safe harbor protection for drug rebates. Also, certain business practices, such as payments of consulting fees to healthcare providers, sponsorship of educational or research grants, charitable donations, interactions with healthcare providers that prescribe products for uses not approved by the FDA and financial support for continuing medical education programs, must be conducted within narrowly prescribed and controlled limits to avoid any possibility of wrongfully influencing healthcare providers to prescribe or purchase particular products or as a reward for past prescribing. Under the Patient Protection and Affordable Care Act (“ACA”) and the companion Health Care and Education Reconciliation Act, which together are referred to as the “Healthcare Reform Law,” payments and transfers of value by pharmaceutical manufacturers subject to this “Sunshine Act” and its implementing regulations to U.S.–licensed physicians and teaching hospitals, must be tracked and reported, and will be publicly disclosed. Such “applicable manufacturers” are also required to report certain ownership interests held by physicians and their immediate family members. In 2018, the Sunshine Act was extended to require tracking and reporting of payments and transfers of value to physician assistants, nurse practitioners, and other mid-level practitioners (with reporting requirements going into effect in 2022 for payments and transfers of value made in 2021). A number of states have similar laws in place. Additional and stricter prohibitions could be implemented by federal and state authorities. Where such practices have been found to be improper incentives to use such products, government investigations and assessments of penalties against manufacturers have resulted in substantial damages and fines. Many manufacturers have been required to enter into consent decrees or orders that prescribe allowable corporate conduct.

Failure to satisfy requirements under the Federal Food, Drug, and Cosmetic Act can also result in penalties, as well as requirements to enter into consent decrees or orders that prescribe allowable corporate conduct. In addition, while regulatory authorities generally do not regulate physicians’ discretion in their choice of treatments for their patients, they do restrict communications by manufacturers on unapproved uses of approved products or on the potential safety and efficacy of unapproved products in development. Companies in the U.S., Canada and the European Union cannot promote approved products for other indications that are not specifically approved by the competent regulatory authorities such as the FDA in the U.S., nor can companies promote unapproved products. In limited circumstances, companies may disseminate to physicians information regarding unapproved uses of approved products or results of studies involving investigational products. If such activities fail to comply with applicable regulations and guidelines of the various regulatory authorities, we may be subject to warnings from, or enforcement action by, these authorities. Furthermore, if such activities are prohibited, it may harm demand for our products. Promotion of unapproved drugs or devices or unapproved indications for a drug or device is a violation of the Federal Food, Drug, and Cosmetic Act and subjects us to civil and criminal sanctions. Furthermore, sanctions under the Federal False Claims Act have recently been brought against companies accused of promoting off-label uses of drugs, because such promotion induces the use and subsequent claims for reimbursement under Medicare and other federal programs. Similar actions for off-label promotion have been initiated by several states for Medicaid fraud. The Healthcare Reform Law significantly strengthened provisions of the Federal False Claims Act, the Anti-Kickback Statute that applies to Medicare and Medicaid, and other healthcare fraud provisions, leading to the possibility of greatly increased qui tam suits by relators for perceived violations. Violations or allegations of violations of the foregoing restrictions could materially and adversely affect our business.

We are required to report detailed pricing information, net of included discounts, rebates and other concessions, to the Centers for Medicare & Medicaid Services (“CMS”) for the purpose of calculating national reimbursement levels, certain federal prices and certain federal and state rebate obligations. Inaccurate or incomplete reporting of pricing information could result in liability under the False Claims Act, the federal Anti-Kickback Statute and various other laws, rules and regulations.

We will need to establish systems for collecting and reporting this data accurately to CMS and institute a compliance program to assure that the information collected is complete in all respects. If we report pricing information that is not accurate to the federal government, we could be subject to fines and other sanctions that could adversely affect our business. If we choose to pursue clinical development and commercialization in the European Union or otherwise market and sell our products outside of the U.S., we must obtain and maintain regulatory approvals and comply with regulatory requirements in such jurisdictions. The approval procedures vary among countries in complexity and timing. We may not obtain approvals from regulatory authorities outside the U.S. on a timely basis, if at all, which would preclude us from commercializing products in those markets.

In addition, some countries, particularly the countries of the European Union, regulate the pricing of prescription pharmaceuticals. In these countries, pricing discussions with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. Such trials may be time-consuming and expensive, and may not show an advantage in efficacy for our products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, in either the U.S. or the European Union, we could be adversely affected.

Also, under the U.S. Foreign Corrupt Practices Act, the U.S. has increasingly focused on regulating the conduct by U.S. businesses occurring outside of the U.S., generally prohibiting remuneration to foreign officials for the purpose of obtaining or retaining business. To enhance compliance with applicable healthcare laws, and mitigate potential liability in the event of noncompliance, regulatory authorities such as the HHS Office of Inspector General (the “OIG”) have recommended the adoption and implementation of a comprehensive healthcare compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the U.S. Sentencing Commission Guidelines Manual. Increasing numbers of U.S.-based pharmaceutical companies have such programs. We will need to adopt healthcare compliance and ethics programs that would incorporate the OIG’s recommendations and train our employees. Such a program may be expensive and may not provide assurance that we will avoid compliance issues.

We are also required to comply with the applicable laws, rules, regulations and permit requirements of the various states in which our business operates, including the State of Florida where our manufacturing facility is located.  These regulations and permit requirements are not always in concert with applicable federal laws, rules and regulations regulating our business.  Although compliant with applicable federal requirements, we may be required to comply with additional state laws, rules, regulations and permits.  Failure to appropriately comply with such state requirements could result in temporary or long-term cessation of our manufacturing operations, as well as fines and other sanctions.  Any such penalties may have a material adverse effect on our business and results of operations.

We are subject to extensive and rigorous governmental regulation, including the requirement of FDA and other federal, state and local business regulatory approval before our products and product candidates may be lawfully marketed, and our ability to obtain regulatory approval of our products and product candidates from the FDA in a timely manner, access the public markets and obtain necessary capital in order to properly capitalize and continue our operations may be hindered by inadequate funding for the FDA, the SEC and other state and local government agencies.

Both before and after the approval of our products, our products, our operations, our facilities, our suppliers and our contract research organizations are subject to extensive regulation by federal, state and local governmental authorities in the U.S. and other countries, with regulations differing from country to country. In the U.S., the FDA regulates, among other things, the pre-clinical testing, clinical trials, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, quality systems, advertising, promotion, sale and distribution of therapeutic products. Failure to comply with applicable requirements could result in, among other things, one or more of the following actions: notices of violation, untitled letters, warning letters, complete response letters, fines and other monetary penalties, unanticipated expenditures, delays in approval or refusal to approve a product or product candidate, product recall or seizure, interruption of manufacturing or clinical trials, operating restrictions, injunctions and criminal prosecution. Our products and product candidates cannot be lawfully marketed in the U.S. without FDA and other federal, state and local business regulatory approval. Any failure to receive the marketing approvals necessary to commercialize our product or product candidates could harm our business.

The regulatory review and approval process of governmental authorities is lengthy, expensive and uncertain. For example, in December 2016, BPC, the owner of BIVIGAM prior to the Biotest Transaction in June 2017, temporarily suspended the commercial production of BIVIGAM in order to focus on the completion of planned improvements to the manufacturing process. We resumed production of BIVIGAM utilizing our now FDA-approved IVIG manufacturing process with two conformance lots in the fourth quarter of 2017 and a third conformance lot in the first quarter of 2018. During the first half of 2018, we qualified and filled the BIVIGAM conformance batches and the product is on stability. In June 2018, we filed a drug substance PAS with the FDA for BIVIGAM to include the ADMA improvements for BIVIGAM and to seek FDA authorization which would enable us to resume commercial scale manufacturing and re-launch and commercialize this product. On December 19, 2018, we received the BIVIGAM CRL for our PAS submission for BIVIGAM drug substance. The BIVIGAM CRL requested certain additional information and clarifications relating to CMC matters contained in our PAS submission for drug substance, including complete resolution of certain manufacturing related deviations, information pertaining to how certain in-process manufacturing samples are taken, as well as updates on certain stability data previously submitted. As the information we believed necessary to address and respond to the matters raised in the BIVIGAM CRL was readily available in our files, on January 7, 2019 we announced that our responses to the BIVIGAM CRL were submitted to the FDA for further review. Subsequent to the January 7, 2019 resubmission to the FDA, we received an information request for a limited number of questions. On May 9, 2019, we received FDA approval for our PAS for BIVIGAM.

Additionally, the ability of the FDA and other federal, state and local business regulatory agencies to review and approve products and product candidates can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the FDA and other federal, state and local business regulatory agencies have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for products and product candidate submissions to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including in December 2018 and January 2019, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and SEC, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown reoccurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions and other reporting requirements which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

The manufacturing processes for plasma-based biologics are complex and involve biological intermediates that are susceptible to contamination and impurities.

Plasma is a raw material that is susceptible to damage and contamination and may contain human pathogens, any of which would render the plasma unsuitable as raw material for further manufacturing. For instance, improper storage of plasma, by us or third-party suppliers, may require us to destroy some of our raw material. If unsuitable plasma is not identified and discarded prior to the release of the plasma to the manufacturing process, it may be necessary to discard intermediate or finished product made from that plasma or to recall any finished product released to the market, resulting in a charge to cost of product revenue. The manufacture of our plasma products is an extremely complex process of fractionation, purification, filling and finishing. Our products can become non-releasable or otherwise fail to meet our stringent specifications or regulatory agencies’ specifications through a failure in one or more of these process steps. We may detect instances in which an unreleased product was produced without adherence to our manufacturing procedures or plasma used in our production process was not collected or stored in a compliant manner consistent with our cGMP or other regulations. Such an event of noncompliance would likely result in our determination that the implicated products should not be released or maybe replaced or withdrawn from the market and therefore should be destroyed. Once manufactured, our plasma-derived products must be handled carefully and kept at appropriate temperatures. Our failure, or the failure of third parties that supply, ship or distribute our products, to properly care for our products may require that those products be destroyed. Even if handled properly, biologics may form or contain particulates or have other issues or problems after storage which may require products to be destroyed or recalled. While we expect to write off small amounts of work-in-progress in the ordinary course of business due to the complex nature of plasma, our processes and our products, unanticipated events may lead to write-offs and other costs materially in excess of our expectations and the reserves we have established for these purposes. Such write-offs and other costs could cause material fluctuations in our results of operations.

Furthermore, contamination of our products could cause investors, consumers, or other third parties with whom we conduct business to lose confidence in the reliability of our manufacturing procedures, which could adversely affect our revenues. In addition, faulty or contaminated products that are unknowingly distributed could result in patient harm, threaten the reputation of our products and expose us to product liability damages and claims from companies for whom we do contract manufacturing.

Our ability to continue to produce safe and effective products depends on the safety of our plasma supply, testing by third parties and manufacturing processes against transmittable diseases.

Despite overlapping safeguards, including the screening of donors and other steps to remove or inactivate viruses and other infectious disease causing agents, the risk of transmissible disease through blood plasma products cannot be entirely eliminated. For example, since plasma-derived therapeutics involves the use and purification of human plasma, there has been concern raised about the risk of transmitting HIV, prions, West Nile virus, H1N1 virus or “swine flu” and other blood-borne pathogens through plasma-derived products. There are also concerns about the future transmission of H5N1 virus, or “bird flu.” In the 1980s, thousands of hemophiliacs worldwide were infected with HIV through the use of contaminated Factor VIII. Other producers of Factor VIII, though not us, were defendants in numerous lawsuits resulting from these infections. New infectious diseases emerge in the human population from time to time. If a new infectious disease has a period during which time the causative agent is present in the bloodstream but symptoms are not present, it is possible that plasma donations could be contaminated by that infectious agent. Typically, early in an outbreak of a new disease, tests for the causative agent do not exist. During this early phase, we must rely on screening of donors for behavioral risk factors or physical symptoms to reduce the risk of plasma contamination. Screening methods are generally less sensitive and specific than a direct test as a means of identifying potentially contaminated plasma units. During the early phase of an outbreak of a new infectious disease, our ability to manufacture safe products would depend on the manufacturing process’ capacity to inactivate or remove the infectious agent. To the extent that a product’s manufacturing process is inadequate to inactivate or remove an infectious agent, our ability to manufacture and distribute that product would be impaired. If a new infectious disease were to emerge in the human population, or if there were a reemergence of an infectious disease, the regulatory and public health authorities could impose precautions to limit the transmission of the disease that would impair our ability to procure plasma, manufacture our products or both. Such precautionary measures could be taken before there is conclusive medical or scientific evidence that a disease poses a risk for plasma-derived products. In recent years, new testing and viral inactivation methods have been developed that more effectively detect and inactivate infectious viruses in collected plasma. There can be no assurance, however, that such new testing and inactivation methods will adequately screen for, and inactivate, infectious agents in the plasma used in the production of our products.

We could become supply-constrained and our financial performance would suffer if we cannot obtain adequate quantities of FDA-approved source plasma with proper specifications or other necessary raw materials.

In order for plasma to be used in the manufacturing of our products, the individual centers at which the plasma is collected must be licensed by the FDA and approved by the regulatory authorities of any country in which we may wish to commercialize our products. When we open a new plasma center, and on an ongoing basis after licensure, it must be inspected by the FDA for compliance with cGMP and other regulatory requirements. Therefore, even if we are able to construct new plasma collection centers to complement our Kennesaw, GA plasma collection facility, an unsatisfactory inspection could prevent a new center from being licensed or risk the suspension or revocation of an existing license. We do not and will not have adequate plasma to manufacture our products. Therefore, we are reliant on the purchase of plasma from third parties to manufacture our products. We can give no assurances that appropriate plasma will be available to us on commercially reasonable terms, or at all, to manufacture our products. In order to maintain a plasma center’s license, its operations must continue to conform to cGMP and other regulatory requirements. In the event that we determine that plasma was not collected in compliance with cGMP, we may be unable to use and may ultimately destroy plasma collected from that center, which would be recorded as a charge to cost of product revenue. Additionally, if non-compliance in the plasma collection process is identified after the impacted plasma has been pooled with compliant plasma from other sources, entire plasma pools, in-process intermediate materials and final products could be impacted. Consequently, we could experience significant inventory impairment provisions and write-offs which could adversely affect our business and financial results. We plan to increase our supplies of plasma for use in the manufacturing processes through increased purchases of plasma from third-party suppliers as well as collections from our existing ADMA Bio Centers plasma collection facility. This strategy is dependent upon our ability to maintain a cGMP compliant environment in our plasma facility and to expand production and attract donors to our facility. There is no assurance that the FDA will inspect and license any of our unlicensed plasma collection facilities which we may, in the future, construct, in a timely manner consistent with our production plans. If we misjudge the readiness of a center for an FDA inspection, we may lose credibility with the FDA and cause the FDA to more closely examine all of our operations. Such additional scrutiny could materially hamper our operations and our ability to increase plasma collections. Our ability to expand production and increase our plasma collection facility to more efficient production levels may be affected by changes in the economic environment and population in selected regions where ADMA Bio Centers operates its current or future plasma facilities, by the entry of competitive plasma centers into regions where ADMA Bio Centers operates such centers, by misjudging the demographic potential of individual regions where ADMA Bio Centers expects to expand production and attract new donors, by unexpected facility related challenges, or by unexpected management challenges at selected plasma facilities held by us from time to time.

Our ability to commercialize our products, alone or with collaborators, will depend in part upon the extent to which reimbursement will be available from governmental agencies, health administration authorities, private health maintenance organizations and health insurers and other healthcare payers, and also depends upon the approval, timing and representations by the FDA or other governmental authorities for our product candidates.

Our ability to generate product revenues will be diminished if our products sell for inadequate prices or patients are unable to obtain adequate levels of coverage. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, as well as to the timing, language, specifications and other details pertaining to the approval of such products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for products. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such product. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced. Prices in many countries, including many in Europe, are subject to local regulation and certain pharmaceutical products, such as plasma-derived products, are subject to price controls in several of the world’s principal markets, including many countries within the European Union. In the U.S., where pricing levels for our products are substantially established by third-party payers, including Medicare, if payers reduce the amount of reimbursement for a product, it may cause groups or individuals dispensing the product to discontinue administration of the product, to administer lower doses, to substitute lower cost products or to seek additional price-related concessions. These actions could have a negative effect on our financial results, particularly in cases where our products command a premium price in the marketplace, or where changes in reimbursement induce a shift in the site of treatment. The existence of direct and indirect price controls and pressures over our products could materially adversely affect our financial prospects and performance.

The new biosimilar pathway established as part of healthcare reform may make it easier for competitors to market biosimilar products.

The Healthcare Reform Law introduced an abbreviated licensure pathway for biological products that are demonstrated to be biosimilar to an FDA-licensed biological product.  A biological product may be demonstrated to be “biosimilar” if data shows that, among other things, the product is “highly similar” to an already-approved biological product, known as a reference product, and has no clinically meaningful differences in terms of safety and effectiveness from the reference product. The law provides that a biosimilar application may be submitted as soon as four years after the reference product is first licensed, and that the FDA may not make approval of an application effective until 12 years after the reference product was first licensed.  Since the enactment of the law, the FDA has issued several guidance documents to assist sponsors of biosimilar products in preparing their approval applications.  The FDA approved the first biosimilar product in 2015, and has since approved a number of biosimilars.  As a result of the biosimilar pathway in the U.S., we expect in the future to face greater competition from biosimilar products, including a possible increase in patent challenges.

The implementation of the Healthcare Reform Law in the U.S. may adversely affect our business.

Through the March 2010 adoption of the Healthcare Reform Law in the U.S., substantial changes are being made to the current system for paying for healthcare in the U.S., including programs to extend medical benefits to millions of individuals who currently lack insurance coverage. The changes contemplated by the Healthcare Reform Law are subject to rule-making and implementation timelines that extend for several years, and this uncertainty limits our ability to forecast changes that may occur in the future. However, implementation has already begun with respect to certain significant cost-saving measures under the Healthcare Reform Law, for example with respect to several government healthcare programs, including Medicaid and Medicare Parts B and D, that may cover the cost of our future products, and these efforts could have a material adverse impact on our future financial prospects and performance. For example, in order for a manufacturer’s products to be reimbursed by federal funding under Medicaid, the manufacturer must enter into a Medicaid rebate agreement with the Secretary of HHS and pay certain rebates to the states based on utilization data provided by each state to the manufacturer and to CMS and pricing data provided by the manufacturer to the federal government. The states share these savings with the federal government, and sometimes implement their own additional supplemental rebate programs. Under the Medicaid drug rebate program, the rebate amount for most branded drug products was previously equal to a minimum of 15.1% of the Average Manufacturer Price (“AMP”) or the AMP less Best Price, whichever is greater. Effective January 1, 2010, the Healthcare Reform Law generally increased the size of the Medicaid rebates paid by manufacturers for single source and innovator multiple source (brand name) drug products from a minimum of 15.1% to a minimum of 23.1% of AMP, subject to certain exceptions. For non-innovator multiple source (generic) products, the rebate percentage is increased from a minimum of 11.0% to a minimum of 13.0% of AMP.  In 2010, the Healthcare Reform Law also newly extended this rebate obligation to prescription drugs covered by Medicaid managed care organizations. These increases in required rebates may adversely affect our future financial prospects and performance. In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program.  The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer.  As the 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.

Effective in 2011, the Healthcare Reform Law imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs. These fees may adversely affect our future financial prospects and performance.  The Healthcare Reform Law established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation through 2019.

The Healthcare Reform Law also creates new rebate obligations for our products under Medicare Part D, a partial, voluntary prescription drug benefit created by the U.S. federal government primarily for persons 65 years old and over. The Part D drug program is administered through private insurers that contract with CMS. Beginning in 2011, the Healthcare Reform Law generally requires that in order for a drug manufacturer’s products to be reimbursed under Medicare Part D, the manufacturer must enter into a Medicare Coverage Gap Discount Program agreement with the Secretary of HHS, and reimburse each Medicare Part D plan sponsor an amount equal to 50% savings for the manufacturer’s brand name drugs and biologics which the Part D plan sponsor has provided to its Medicare Part D beneficiaries who are in the “donut hole” (or a gap in Medicare Part D coverage for beneficiaries who have expended certain amounts for drugs). The Part D plan sponsor is responsible for calculating and providing the discount directly to its beneficiaries and for reporting these amounts paid to CMS’s contractor, which notifies drug manufacturers of the rebate amounts it must pay to each Part D plan sponsor. The rebate requirement could adversely affect our future financial performance, particularly if contracts with Part D plans cannot be favorably renegotiated or the Part D plan sponsors fail to accurately calculate payments due in a manner that overstates our rebate obligation. Regarding access to our products, the Healthcare Reform Law established and provided significant funding for a Patient-Centered Outcomes Research Institute to coordinate and fund Comparative Effectiveness Research (“CER”). While the stated intent of CER is to develop information to guide providers to the most efficacious therapies, outcomes of CER could influence the reimbursement or coverage for therapies that are determined to be less cost-effective than others. Should any of our products be determined to be less cost effective than alternative therapies, the levels of reimbursement for these products, or the willingness to reimburse at all, could be impacted, which could materially impact our future financial prospects and results.

There have been repeated attempts by Congress to repeal or change the Healthcare Reform Law.

Further, on January 20, 2017, the new administration signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the Healthcare Reform Law that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. More recently, the U.S. District Court for the Northern District of Texas struck down the Healthcare Reform Law, deeming it unconstitutional given that Congress repealed the individual mandate in 2017. This decision has been stayed pending outcome of an appeal to the U.S. Fifth Circuit Court of Appeals. Although there is no immediate impact on the ACA, we will continue to evaluate the effect that the Healthcare Reform Law and its possible repeal and replacement, or potential total revocation by the Supreme Court of the United States, has on our business.

Risks Relating to our Finances, Capital Requirements and Other Financial Matters

We require additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. For the nine months ended September 30, 2019 and 2018, we had negative cash flows from operations of $56.5 million and $43.9 million, respectively, and for the years ended December 31, 2018 and 2017, we had negative cash flows from operations of approximately $62.7 million and $37.3 million, respectively. We expect to continue to spend substantial amounts on procurement of raw material plasma and other raw materials necessary to scale up our manufacturing operations, commercial product launches, capacity expansion at the Boca Facility, building additional plasma collection facilities, product development, quality assurance, regulatory affairs and conducting clinical trials for our product candidates and purchasing clinical trial materials, some of which may be required by the FDA. We currently anticipate, based upon our projected revenue and expenditures, as well as the additional funds we are able to draw down under the Perceptive Credit Facility, that our current cash, cash equivalents and accounts receivable will be sufficient to fund our operations, as currently conducted, into the fourth quarter of 2020. In order to have sufficient cash to fund our operations thereafter and to continue as a going concern, we will need to raise additional equity or debt financing before the end of the fourth quarter of 2020. This time frame may change based upon how quickly we are able to execute on our operational initiatives and the various financing options that may be available to us in 2020. However, if the assumptions underlying our estimated expenses prove to be incorrect, we may have to raise additional capital sooner than we currently expect. Until such time, if ever, as we can generate a sufficient amount of product revenue to achieve profitability, we expect to continue to finance our operations through additional equity or debt financings or corporate collaboration and licensing arrangements. If we are unable to raise additional capital as needed, we will have to delay, curtail or eliminate our commercialization efforts or our product development activities, including conducting clinical trials for our product candidates and purchasing clinical trial materials.

We may not have cash available to us in amounts sufficient to enable us to make interest or principal payments on our indebtedness when due.

The Perceptive Credit Facility provides for term loans of up to an aggregate principal amount of $85.0 million, of which we have drawn down $72.5 million, all of which remains outstanding. We became eligible, subject to certain conditions, to draw-down the remaining $12.5 million upon the FDA approval of the PAS submission for BIVIGAM on May 9, 2019, provided that such draw-down must occur no later than March 31, 2020. Borrowings under the Perceptive Credit Facility bear interest at a rate per annum equal to 7.5% plus the greater of (i) one-month LIBOR and (ii) 3.5%; provided, however, that upon, and during the continuance of, an Event of Default, the interest rate will automatically increase by an additional 400 basis points. We are required to make monthly payments of interest only during the term of the Perceptive Credit Facility. The Perceptive Credit Facility has a maturity date of March 1, 2022, subject to acceleration pursuant to the Perceptive Credit Agreement, including upon an Event of Default. All of our obligations under the Perceptive Credit Facility are secured by a first-priority lien and security interest in substantially all of our and our subsidiaries’ tangible and intangible assets, including intellectual property, and all of the equity interests in our subsidiaries.

In addition, we have $15.0 million in principal amount of indebtedness outstanding under an unsecured subordinated note issued by ADMA BioManufacturing to Biotest on June 6, 2017, which note bears interest at a rate of 6.0% per annum and matures on June 6, 2022. We are obligated to make semi-annual interest payments to Biotest, with all principal and unpaid interest due at maturity.

Our current cash, cash equivalents and accounts receivable, together with the estimated net proceeds of this offering, will not be sufficient to repay all of our current outstanding debt obligations. If we are unable to obtain additional financing and are otherwise unable to become profitable and generate cash from operations in the amounts necessary to repay our outstanding debt obligations when due, our creditors would be able to accelerate all of the amounts due and, in the case of the Perceptive Credit Facility, seek to enforce their security interests, which could lead to our creditors taking immediate possession of and selling substantially all of our assets with no return provided to our stockholders.

Raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. Any future debt financing may involve covenants that, among other restrictions, limit our ability to incur liens or additional debt, pay dividends, redeem or repurchase our common stock, make certain investments or engage in certain merger, consolidation or asset sale transactions. In addition, if we raise additional funds through licensing arrangements or the disposition of any of our assets, it may be necessary to relinquish potentially valuable rights to our product candidates or grant licenses on terms that are not favorable to us.

Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

We regularly maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit. While we monitor the cash balances in our operating accounts on a daily basis and adjust the balances as appropriate, these balances could be impacted, and there could be a material adverse effect on our business, if one or more of the financial institutions with which we deposit cash fails or is subject to other adverse conditions in the financial or credit markets. To date, we have experienced no loss or lack of access to our invested cash or cash equivalents; however, we can provide no assurance that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial and credit markets.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules, our management is required to report on the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we have been required to upgrade, and may need to implement further upgrades, to our financial, information and operating systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff.

Our ability to use our net operating loss carryforwards (“NOLs”) may be limited.

We have incurred substantial losses during our history. As of December 31, 2018, we had federal and state NOLs of $108.5 million and $72.3 million, respectively. These NOLs will begin to expire at various dates beginning in 2027, if not limited by triggering events prior to such time. Under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), changes in our ownership, in certain circumstances, will limit the amount of federal NOLs that can be utilized annually in the future to offset taxable income. In particular, Section 382 of the Code imposes limitations on a company’s ability to use NOLs upon certain changes in such ownership. If we are limited in our ability to use our NOLs in future years in which we have taxable income, we will pay more taxes than if we were able to fully utilize our NOLs. The Biotest Transaction on June 6, 2017 resulted in a change in ownership of ADMA under Section 382 and as a result, we were required to write off $57.6 million of federal NOLs. We may experience ownership changes in the future as a result of subsequent changes in our stock ownership that we cannot predict or control that could result in further limitations being placed on our ability to utilize our federal NOLs.

The Tax Cuts and Jobs Act (the “TCJA”) could adversely affect our business and financial condition.

The TCJA, among other things, reduced the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limited the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limited the deduction for net operating losses generated after December 31, 2017 to 80% of current year taxable income and eliminated net operating loss carrybacks, provided immediate deductions for certain new investments instead of deductions for depreciation expense over time and modified or repealed many business deductions and credits. Federal net operating losses arising in taxable years ending after December 31, 2017 will be carried forward indefinitely pursuant to the TCJA. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our common stock.

Risks Associated with our Common Stock

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of our common stock;

•	our ability to successfully leverage the anticipated benefits and synergies from the Biotest Transaction, including optimization of the combined businesses, operations and products and services, including the nature, strategy and focus of the combined company and the management and governance structure of the combined company;

•	delay or failure in initiating or completing preclinical or clinical trials or unsatisfactory results of these trials;

•	delay in a decision by federal, state or local business regulatory authority;

•	the timing of acceptance, third-party reimbursement and sales of BIVIGAM;

•	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;

•	developments concerning our licensors or third-party vendors;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the pharmaceutical or biotechnology industries;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results; and

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnology companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the market price of our common stock.

As of September 30, 2019, most of our 59,318,355 outstanding shares of common stock, as well as a substantial number of shares of our common stock underlying outstanding warrants, were available for sale in the public market, subject to certain restrictions with respect to sales of our common stock by our affiliates, either pursuant to Rule 144 under the Securities Act, or under effective registration statements. Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the market price of our common stock.

Our affiliates control a substantial amount of our shares of common stock. Provisions in our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and Delaware law might discourage, delay or prevent a change in control of our Company or changes in our management and, therefore, depress the trading price of our common stock.

As of November 1, 2019, Perceptive, our directors and executive officers and their affiliates beneficially owned approximately 31% of the outstanding shares of our common stock. Additionally, on November 14, 2018, the standstill provisions contained in that certain Stockholders Agreement, dated as of June 6, 2017, by and between us and BPC, as amended by that certain Share Transfer, Amendment and Release Agreement, dated as of May 14, 2018, among BPC, Biotest AG and the Biotest Trust, which prohibited the Biotest Trust from, among other things, acquiring more than (i) 50%, less one share, of our issued and outstanding shares of capital stock on an as-converted basis, or (ii) 30% of the issued and outstanding shares of common stock, terminated and are of no further force and effect. This event could result in the Biotest Trust acquiring additional shares of our common stock or taking other actions with the goal of acquiring additional shares of our common stock.

Provisions of our Certificate of Incorporation, our Bylaws and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our Company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:

•	the inability of stockholders to call special meetings;

•	the ability of our Board of Directors (the “Board”) to institute a stockholder rights plan, also known as a poison pill, that would work to dilute our stock,

•	classification of our Board and limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company; and

•	authorization of the issuance of “blank check” preferred stock, with such designation rights and preferences as may be determined from time to time by the Board, without any need for action by stockholders.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years, has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition. In addition, as a result of the concentration of ownership of our shares of common stock, our stockholders may, from time to time, observe instances where there may be less liquidity in the public markets for our securities.

We have never paid and do not intend to pay cash dividends in the foreseeable future. As a result, capital appreciation, if any, will be your sole source of gain.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing and future debt agreements may preclude us from paying dividends. For example, the Perceptive Credit Agreement prohibits us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

If we fail to adhere to the strict listing requirements of the Nasdaq Global Market (“Nasdaq”), we may be subject to delisting. As a result, our stock price may decline and our common stock may be delisted.  If our stock were no longer listed on Nasdaq, the liquidity of our securities likely would be impaired.

Our common stock currently trades on the Nasdaq Global Market under the symbol “ADMA.” If we fail to adhere to Nasdaq’s strict listing criteria, including with respect to stock price, our market capitalization and stockholders’ equity, our stock may be delisted. This could potentially impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which may be depressed by the relative illiquidity, but also through delays in the timing of transactions and the potential reduction in media coverage. As a result, an investor might find it more difficult to dispose of our common stock. We believe that current and prospective investors would view an investment in our common stock more favorably if it continues to be listed on Nasdaq. Any failure at any time to meet the Nasdaq continued listing requirements could have an adverse impact on the value and trading activity of our common stock. Although we currently satisfy the listing criteria for Nasdaq, if our stock price declines dramatically, we could be at risk of failing to meet the Nasdaq continued listing criteria.

Penny stock regulations may affect your ability to sell our common stock.

Because the price of our common stock currently trades below $5.00 per share, our common stock is subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker dealers which sell these securities to persons other than established customers and accredited investors. Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and “accredited investors” must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale, which includes an acknowledgement that the purchaser’s financial situation, investment experience and investment objectives forming the basis for the broker-dealer’s suitability determination are accurately stated in such written agreement. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock and may make it more difficult for holders of our common stock to sell shares to third parties or to otherwise dispose of them.

We will continue to incur increased costs now that we are no longer an “emerging growth company.”

Effective January 1, 2019, we ceased to be an “emerging growth company” as defined by the Jumpstart Our Business Startups Act (the “JOBS Act”). The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we took advantage of certain benefits afforded to “emerging growth companies” under Section 7(a)(2)(B) of the Securities Act, which included delaying the adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. As an emerging growth company, we were also exempt from the requirement to have our independent registered public accounting firm provide an attestation report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Consequently, we have, and will continue to, incur increased costs related to our compliance with Section 404 of the Sarbanes-Oxley Act. For example, in 2018, our Audit Committee retained the services of BDO, a Sarbanes-Oxley advisor, to assist with our internal controls over financial reporting and information technology relating to Section 404. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our Board may, without stockholder approval, issue and fix the terms of shares of preferred stock and issue additional shares of common stock adversely affecting the rights of holders of our common stock.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock, with such designation rights and preferences as may be determined from time to time by the Board. Currently, our Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of common stock. As of September 30, 2019, there were 82,903,946 shares remaining available for issuance, after giving effect to 7,777,699 shares of our common stock which were subject to outstanding stock options, warrants or other convertible securities as of September 30, 2019 that may be issued by us without stockholder approval.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $76,950,000 from this offering, or $88,547,250 if the underwriters exercise their option to purchase additional shares in full, in each case after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

We currently intend to use the net proceeds from this offering (i) for the procurement of raw materials for the manufacturing of BIVIGAM and ASCENIV; (ii) to support the ongoing commercial sales of BIVIGAM and ASCENIV; (iii) to expand the manufacturing capacity of our Boca Facility, including supply chain functions, and enhance the robustness of our supply chain oversight; (iv) to expand our plasma collection facility network; (v) for research and development and business development opportunities; and (vi) for general corporate purposes and other capital expenditures.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the progress of commercial sales of BIVIGAM and ASCENIV, expansion of our manufacturing capacity and supply chain functions and any unforeseen cash needs. As a result, our management will have broad discretion in applying the net proceeds from this offering.

We currently anticipate, based upon our projected revenue and expenditures, as well as the additional funds we are able to draw-down under our existing Perceptive Credit Agreement, that our current cash, cash equivalents and accounts receivable, together with the estimated net proceeds of this offering, will be sufficient to fund our operations into the first half of 2021. This time frame may change based upon how quickly we are able to execute on our commercialization efforts and operational initiatives. However, if the assumptions underlying our estimated revenues and expenses prove to be incorrect, we may have to raise additional capital sooner than we currently expect. We expect that we will not be able to generate a sufficient amount of product revenue to achieve profitability before 2021, and as a result, we expect that we will need to finance our operations through additional equity or debt financings or corporate collaboration and licensing arrangements.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock and our current debt agreements preclude us from paying dividends. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2019, we had net tangible book value of approximately $29.2 million, or approximately $0.49 per share, based on an aggregate of 59,318,355 shares of our common stock outstanding as of that date. Historical net tangible book value per share represents the amount of total tangible assets, less total tangible liabilities, divided by the outstanding number of shares of our common stock. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

Without taking into account any other changes in net tangible book value after September 30, 2019, other than the sale of the shares of common stock offered by us under this prospectus supplement and the accompanying prospectus at a price of $3.50 per share and after deducting the underwriting commission and estimated offering expenses payable by us, our net tangible book value at September 30, 2019 would have been approximately $106.2 million, or approximately $1.28 per share. This represents an immediate increase in net tangible book value of approximately $0.79 per share to existing stockholders and an immediate dilution in net tangible book value of $2.22 per share to investors in this offering. The following table illustrates this per share dilution (assuming the underwriters do not exercise their option to purchase additional shares):

Public offering price per share		$3.50
Historical net tangible book value per share as of September 30, 2019	$0.49
Increase in net tangible book value per share attributable to new investors	$0.79
As adjusted net tangible book value per share after this offering		$1.28
Dilution per share to new investors purchasing shares in this offering		$2.22

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value after this offering would increase to approximately $1.36 per share, representing an increase to existing stockholders of approximately $0.87 per share, and there would be an immediate dilution of approximately $2.14 per share to new investors in this offering at the public offering price.

The number of shares of our common stock to be outstanding immediately after this offering is based on 59,318,355 shares of common stock outstanding as of September 30, 2019, and excludes:

•	5,639,539 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2019, at a weighted-average exercise price of $4.76 per share, of which 1,958 shares of common stock were subsequently issued upon the exercise of stock options after September 30, 2019;

•	109,900 shares of common stock issuable upon the exercise of stock options granted after September 30, 2019, with a weighted-average exercise price of $4.17 per share;

•	2,138,160 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2019, at a weighted-average exercise price of $3.81 per share; and

•	1,922,521 shares of common stock reserved for future awards under the 2014 Plan as of September 30, 2019.

Except as otherwise indicated, all information in this prospectus supplement assumes (i) no exercise by the underwriters of their option to purchase additional shares; and (ii) no exercise of the outstanding options or warrants described above.

To the extent that any of these outstanding options are exercised at prices per share below the public offering price per share in this offering or we issue additional shares under our equity incentive plans at prices below the public offering price per share in this offering, there will be further dilution to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to new investors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2019 on:

•	an actual basis; and

•	an adjusted basis to give effect to the sale of 23,500,000 shares of common stock by us in this offering at the public offering price of $3.50 per share, less the underwriting discount and estimated offering expenses payable by us.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes incorporated by reference in this prospectus supplement and in the accompanying prospectus.

	As of September 30, 2019
	Actual	Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$48,006	$124,956
Long-term debt, net of discount	$82,738	$82,738
Stockholders’ equity (deficit):
Common stock – $0.0001 par value, 150,000,000 shares authorized, 59,318,355 and 82,818,355 shares issued and outstanding, actual and as adjusted	6	8
Additional paid-in capital	290,268	367,216
Accumulated deficit	(254,156)	(254,156)
Total stockholders’ equity	36,118	113,068
Total Capitalization	$118,856	$195,806

The number of shares of our common stock to be outstanding immediately after this offering is based on 59,318,355 shares of common stock outstanding as of September 30, 2019, and excludes:

•	5,639,539 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2019, at a weighted-average exercise price of $4.76 per share, of which 1,958 shares of common stock were subsequently issued upon the exercise of stock options after September 30, 2019;

•	109,900 shares of common stock issuable upon the exercise of stock options granted after September 30, 2019, with a weighted-average exercise price of $4.17 per share;

•	2,138,160 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2019, at a weighted-average exercise price of $3.81 per share; and

•	1,922,521 shares of common stock reserved for future awards under the 2014 Plan as of September 30, 2019.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Jefferies LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	12,925,000
Jefferies LLC	9,400,000
Oppenheimer & Co. Inc.	1,175,000
Total:	23,500,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.126 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,525,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,525,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$3.50	$82,250,000	$94,587,500
Underwriting discounts and commissions to be paid by us	$0.21	$4,935,000	$5,675,250
Proceeds, before expenses, to us	$3.29	$77,315,000	$88,912,250

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $365,000. We have agreed to reimburse the underwriters for expense relating to compliance with state securities laws and clearance of this offering with the Financial Industry Regulatory Authority up to $40,000 in the aggregate.

Our common stock is listed for quotation on the Nasdaq Global Market under the trading symbol “ADMA.”

We and all directors and officers certain stockholders affiliated with our directors have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Jefferies LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and Jefferies LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

•	in the case transactions by any person other than us, and in each case subject to specified limitations and/or exclusions: (i) the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; (ii) transfers by gift, or by will or intestate succession to a family member or to a trust whose beneficiaries consist exclusively of one or more of such person and their family members, or to a charitable organization; (iii) transfers by operation of law, including pursuant to a court or regulatory agency order, a qualified domestic relations order or in connection with a divorce settlement; (iv) transfers as distributions to limited partners and/or general partners, limited liability company members or stockholders of such person; (v) transfers to a corporation, partnership, limited liability company, investment fund or other entity that controls or is controlled by, or is under common control with, such person, or is wholly-owned by such person, or, in the case of an investment fund, that is managed by, or is under common management with, such person; (vi) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of common stock and related securities involving a change of control of our company; or (vii) transfers to us to cover the payment of taxes due upon or consideration required in connection with the vesting, conversion or exercise of securities issued under an equity incentive plan or stock purchase plan of ours described in this prospectus.

Morgan Stanley & Co. LLC and Jefferies LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

Resale Restrictions

The distribution of shares of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of shares may be made to the public in that Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Securities Law”) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code.

A “non-U.S. holder” means a person (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to you, such as the Medicare contribution tax on net investment income or the alternative minimum tax, and does not deal with U.S. federal estate tax, foreign, state, local or other tax considerations that may be relevant to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a bank, insurance company or other financial institution, a tax-exempt organization, a controlled foreign corporation, passive foreign investment company or corporation that accumulates earnings to avoid U.S. federal income tax, a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting, a real estate investment trust or regulated investment company, or a former citizen or long-term resident of the U.S., or if you hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other pass-through entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership or disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any remaining excess will be treated as capital gain subject to the rules discussed under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or other fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates applicable to such holder as if it were a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the United States, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax will apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Withholding under FATCA may also apply to payments to a foreign entity of gross proceeds from the sale, exchange or disposition of property that can produce United States-source interest or dividends, such as our common stock. However, under recently proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. The underwriters are being represented by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of our internal control over financial reporting as of December 31, 2018 have been audited by CohnReznick LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which report with respect to the consolidated financial statements includes an explanatory paragraph on the Company’s ability to continue as a going concern. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, do not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Many of our SEC filings are available to the public from the SEC’s website: www.sec.gov. We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact us at the following address or telephone number: ADMA Biologics, Inc. 465 Route 17, Ramsey, New Jersey 07446, Attention: Brian Lenz, Executive Vice President and Chief Financial Officer, (201) 478-5552. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus. You may also obtain reports, statements or other information that we file with the SEC by accessing our website at www.admabiologics.com, under the Investors tab, SEC Filings. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that is incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 13, 2019, including the information specifically incorporated by reference therein from our definitive proxy statement for our 2019 annual meeting of stockholders;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019; for the quarter ended June 30, 2019, filed on August 8, 2019; and for the quarter ended September 30, 2019, filed on November 6, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2019, January 7, 2019, January 29, 2019, February 12, 2019, February 25, 2019, March 4, 2019, March 18, 2019, April 2, 2019, April 3, 2019, April 17, 2019, May 3, 2019, May 10, 2019, May 15, 2019, May 17, 2019, May 21, 2019, May 29, 2019, June 5, 2019 (as amended on June 12, 2019), June 6, 2019, July 8, 2019, August 22, 2019, August 23, 2019, September 5, 2019, September 23, 2019, October 3, 2019, October 7, 2019, October 17, 2019, October 21, 2019, October 22, 2019, November 13, 2019, December 17, 2019, and January 7, 2020 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this prospectus); and

•	the description of our common stock set forth in our Registration Statement on Form 8-A12B filed with the SEC on November 5, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PROSPECTUS

_______________

$200,000,000

Common Stock, Preferred Stock,
Debt Securities, Warrants and Units

_______________

We may offer from time to time in one or more offerings up to an aggregate of $200,000,000 of the common stock, preferred stock, debt securities, warrants or units described in this prospectus, separately or together in one or more combinations. The preferred stock, debt securities, and warrants may be convertible into or exercisable or exchangeable for common stock or preferred stock or other securities, as identified in the applicable prospectus supplement.

This prospectus provides a general description of the securities we may offer. This prospectus will allow us to offer for sale securities over time. Each time we sell securities, we will provide specific terms of the securities offered in the applicable prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein and therein, before you invest in any of our securities. This prospectus may not be used to sell the securities unless accompanied by a prospectus supplement.

We may offer and sell the securities through underwriters, dealers or agents, or directly to purchasers, or through a combination of these methods. See “Plan of Distribution” beginning on page 14 of this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADMA.” On October 1, 2019, the last reported sale price of our common stock was $4.45 per share.

Investing in our securities involves risk. See “Risk Factors” on page 4 of this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein and therein, before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus is October 15, 2019

About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell the securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should carefully read this prospectus, the applicable prospectus supplement, and any applicable free writing prospectus, as well as the information and documents incorporated herein and therein by reference and the additional information under the heading “Where You Can Find More Information,” before making an investment decision.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, and any free writing prospectus we have authorized for use in connection with a specific offering.

This prospectus and any accompanying prospectus supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any accompanying prospectus supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus is delivered, or securities sold, on a later date.

This prospectus may not be used by us to consummate sales of our securities unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

This prospectus includes our trademarks, trade names and service marks, such as “ASCENIV™,” “Nabi-HB®” and “BIVIGAM®,” which are protected under applicable intellectual property laws and are the property of ADMA Biologics, Inc., or its subsidiaries. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Company,” “ADMA Biologics” and “ADMA” refer to ADMA Biologics, Inc., a Delaware corporation, and its subsidiaries: ADMA Plasma Biologics, Inc., a Delaware corporation (“ADMA Plasma”), ADMA Bio Centers Georgia Inc., a Delaware corporation (“ADMA BioCenters”), and ADMA BioManufacturing, LLC, a Delaware limited liability company (“ADMA BioManufacturing”).

The Company

Our Business

ADMA Biologics, Inc. is a vertically integrated commercial biopharmaceutical and specialty immunoglobulin company that manufactures, markets and develops specialty plasma-derived biologics for the treatment of immune deficiencies and the prevention and treatment of certain infectious diseases. Our targeted patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disorder or who may be immune-suppressed for medical reasons.

We currently have three products with United States Food and Drug Administration (the “FDA”) approvals: Nabi-HB (Hepatitis B Immune Globulin, Human), which is currently marketed and commercially available and is indicated for the treatment of acute exposure to blood containing Hepatitis B surface antigen (“HBsAg”), and other listed exposures to Hepatitis B; ASCENIV (Immune Globulin Intravenous, Human – slra 10% Liquid), previously referred to as RI-002, an Intravenous Immune Globulin (“IVIG”) product for the treatment of Primary Humoral Immunodeficiency Disease (“PIDD” or “PI”), for which we received FDA approval on April 1, 2019 and anticipate having this product available for commercial launch in the second half of 2019; and BIVIGAM (Immune Globulin Intravenous, Human), for which we submitted a Prior Approval Supplement (the “PAS”) to the FDA to amend the approved Biologics License Application (“BLA”) to allow for the commercial re-launch of the product, which is indicated for the treatment of primary humoral immunodeficiency. The PAS was approved on May 9, 2019, and the commercial relaunch and first commercial sales of BIVIGAM were announced in August 2019. The raw material plasma we collect and procure to manufacture ASCENIV™ using our proprietary microneutralization assay contains plasma from donors with high titers to Respiratory Syncytical Virus. This plasma amounts to less than ten percent of the total donor collections from each center. We seek to develop a pipeline of plasma-derived therapeutics, including a product based on our most recently approved patent application under U.S. Patent No. 10,259,865 related to methods of treatment and prevention of S. pneumonia infection for an immunoglobulin manufactured to contain standardized antibodies to numerous serotypes of S. pneumonia. Our products and product candidates are intended to be used by physician specialists focused on caring for immune-compromised patients with or at risk for certain infectious diseases.

Corporate Information

ADMA Biologics, Inc. was founded on June 24, 2004 as a New Jersey corporation and re-incorporated in Delaware on July 16, 2007. We operate through our wholly-owned subsidiaries ADMA BioManufacturing, ADMA Plasma Biologics and ADMA BioCenters. ADMA BioManufacturing was formed in January 2017 to facilitate the acquisition (the “Biotest Transaction”) of certain assets of the Therapy Business Unit of Biotest Pharmaceuticals Corporation (“BPC” and, together with Biotest AG, “Biotest”). ADMA BioCenters is the Company’s source plasma collection business, which operates in the United States. Each operational biocenter, once approved, will have a license with the FDA and may obtain additional certifications from other regulatory agencies such as the German Health Authority and the Korean Ministry of Food and Drug Safety. ADMA BioCenters supplies ADMA with a portion of its raw material plasma for the manufacture of its products and product candidates.

We maintain our headquarters at 465 State Route 17, Ramsey, NJ 07446. Our telephone number is (201) 478-5552. Our Florida campus is located at 5800 Park of Commerce Boulevard, Northwest, Boca Raton, FL 33487. Our Florida telephone number is (561) 989-5800. We maintain a website at www.admabiologics.com. The information on, or that can be accessed through, our website is not part of this prospectus or any accompanying prospectus supplement or related free writing prospectus.

Risk Factors

Investing in our securities involves risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors,” as well as the factors listed under the heading “Special Note Regarding Forward-Looking Statements,” in each case contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Reports on Form 10-Q that have been filed since our most recent Annual Report on Form 10-K and in any other documents that we file with the SEC under the Exchange Act, each of which is incorporated by reference in this prospectus. You should also be aware that new risks may emerge in the future at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. The prospectus supplement applicable to a specific offering may contain a discussion of additional risks applicable to an investment in us and the securities we are offering under that prospectus supplement. Each of the risks described could result in a decrease in the value of the securities and your investment therein.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements only provide our current expectations or forecasts of future events and financial performance and may be identified by the use of such terms as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “will,” “should,” “could,” “predicts” or the negative thereof, or other variations or comparable terminology, though the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements include all matters that are not historical facts and include, without limitation, statements concerning our business strategy, outlook, objectives, future milestones, plans, intentions, goals, and future financial condition, including the period of time for which our existing resources will enable us to fund our operations.

You should read carefully the risks described in the section entitled “Risk Factors” beginning on page 4 of this prospectus, and in any accompanying prospectus supplement or related free writing prospectus, together with all information incorporated by reference herein and therein, to better understand the significant risks and uncertainties inherent in our business and underlying any forward-looking statements. Our actual results could differ materially from those contained in the forward-looking statements due to the factors described in the section entitled “Risk Factors” beginning on page 4 of this prospectus; in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K; and in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Quarterly Report on Form 10-Q. In addition, many important factors may affect our ability to achieve our plans and objectives and to successfully develop and commercialize our products and product candidates. Our results may be affected by our ability to manage our financial resources, as well as difficulties or delays in developing manufacturing processes for our products and product candidates, preclinical and toxicology testing and regulatory developments. Delays in clinical programs, whether caused by competitive developments, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect our financial position and prospects. Prior clinical trial program designs and results are not necessarily indicative of future clinical trial designs or results. If our product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and we will not be able to market them. We may not be able to successfully manage the balance of our research and development operations with our planned commercialization activities. We may not be able to enter into any strategic partnership agreements. Operating expenses and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing and outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our drug development or discovery research programs and delay or abandon actual or potential commercialization efforts. We may not ever have any products that generate significant revenue. There can be no assurance that the forward-looking statements included in this document will prove to be accurate.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statements and we undertake no obligation to publicly update any forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by the federal securities laws.

Use of Proceeds

Unless the applicable prospectus supplement states otherwise, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including working capital, capital expenditures at the facility in Boca Raton, Florida, procurement of raw material plasma, hiring of commercial staff, ongoing improvement and enhancements to our quality systems Current Good Manufacturing Practice operations, to fund expansion of plasma centers, and other business opportunities.

We believe it is prudent to have an effective shelf registration statement on file with the SEC to preserve flexibility to raise capital if and when needed. We have no specific plans to raise money at the time of the filing of this registration statement.

Description of the Securities We May Offer

The descriptions of the securities contained in this prospectus summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may offer and sell from time to time, in one or more primary offerings, our common stock, preferred stock, debt securities, warrants or units, or any combination of the foregoing.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants or units, or any combination of the foregoing securities to be sold by us in a primary offering collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $200,000,000.

This prospectus may not be used by us to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Description of Capital Stock

The following description of our common stock and preferred stock, together with the additional information we include in the applicable prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. Such description may not contain all the information that is important to you. For the complete terms of our common stock and preferred stock, please refer to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”).

General

The total number of shares of capital stock that the Company has authority to issue is 160,000,000, divided into two classes consisting of (i) 150,000,000 shares of voting common stock, $0.0001 par value per share and (ii) 10,000,000 shares of preferred stock, $0.0001 par value per share. All references to “common stock” in this prospectus refer to our voting common stock.

As of October 1, 2019, 59,317,806 shares of common stock were issued and outstanding and an additional 7,810,065 shares were issuable upon exercise of outstanding options and warrants. Of the 7,810,065 shares of common stock issuable upon exercise of outstanding options and warrants, 4,503,184 shares are issuable to officers and directors and principal stockholders of the Company, 1,168,721 shares are issuable to other employees of and third-party consultants to the Company and 2,138,160 shares are issuable to current and former noteholders of the Company.

As of October 1, 2019, no shares of preferred stock were issued and outstanding.

Common Stock

Voting

The holders of common stock are entitled to one vote per share on all matters on which stockholders are generally entitled to vote. The holders of a majority of the outstanding shares of common stock constitute a quorum at a meeting of stockholders for the transaction of any business. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action is authorized by a majority of the votes cast, except where the Delaware General Corporation Law (“DGCL”) prescribes a different percentage of votes and/or a different exercise of voting power.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, dividends may be declared and paid on the common stock out of funds legally available therefor at such times and in such amounts as the Company’s board of directors (the “Board”), in its discretion, shall determine.

Distributions upon Dissolution, Liquidation or Winding Up

Upon a liquidation, dissolution or windup of the Company, subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of the common stock shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares of common stock held by them. The holders of common stock do not have cumulative or preemptive rights.

Preferred Stock

No shares of preferred stock are currently outstanding, and the Company has no current plans to issue preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of the Company’s stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Although prior to issuing any series of preferred stock the Board is required to make a determination as to whether the issuance is in the best interests of the Company’s stockholders, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which the stockholders might receive a premium for their stock over prevailing market prices of such stock. The Board does not presently intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange requirements.

Warrants

On February 11, 2019 (the “Perceptive Closing Date”), we and all of our subsidiaries entered into a Credit Agreement and Guaranty (the “Perceptive Credit Agreement”) with Perceptive Credit Holdings II, LP, as the lender and administrative agent (“Perceptive”). The Perceptive Credit Agreement provides for a senior secured term loan facility in a principal amount of up to $72.5 million (the “Perceptive Credit Facility”), comprised of (i) a term loan made on the Perceptive Closing Date in the principal amount of $45.0 million, as evidenced by our issuance of a promissory note (the “Perceptive Tranche I Note”) in favor of Perceptive on the Perceptive Closing Date (the “Perceptive Tranche I Loan”), and (ii) an additional term loan in the principal amount of up to $27.5 million, but no less than $10.0 million (the “Perceptive Tranche II Loan” and, together with the Perceptive Tranche I Loan, the “Initial Perceptive Loans”), which Perceptive Tranche II Loan was subject to the satisfaction of certain conditions. The Perceptive Credit Facility has a maturity date of March 1, 2022 (the “Perceptive Maturity Date”), subject to acceleration pursuant to the Perceptive Credit Agreement, including upon an Event of Default (as defined in the Perceptive Credit Agreement). As consideration for the Perceptive Credit Agreement, we issued to Perceptive a warrant to purchase 1,360,000 shares of our common stock (the “Perceptive Warrant”) on the Perceptive Closing Date. The Perceptive Warrant has an exercise price equal to $3.28 per share, which is equal to the trailing 10-day volume weighted average price (“VWAP”) of our common stock on the business day immediately prior to the Perceptive Closing Date multiplied by 1.15. The Perceptive Warrant was valued by us at $2.7 million as of the Perceptive Closing Date, and has an expiration date of February 11, 2029.

On October 10, 2017, the Company entered into the Credit Agreement with Marathon Healthcare Finance Fund, L.P. (“Marathon”) which provides for a senior secured term loan facility in an aggregate amount of up to $40.0 million, comprised of (i) a term loan in the principal amount of $30.0 million (the “Tranche One Loan”) and (ii) an additional term loan to be made in the maximum principal amount not to exceed $10.0 million (the “Tranche Two Loan”), which Tranche Two Loan availability is subject to the satisfaction of certain conditions. As consideration for the Credit Agreement, the Company issued warrants to purchase an aggregate of 339,301 shares of the Company’s common stock to Marathon and certain of its affiliates (the “Tranche One Warrants”). The Tranche One Warrants have (i) an exercise price equal to $3.09, which is the trailing 10-day volume weighted-average price of the Company’s common stock prior to October 10, 2017, and (ii) an expiration date of October 10, 2024. In the event that the Tranche Two Loan is issued to the Company, the Company shall issue an additional warrant to Marathon (the “Tranche Two Warrant”) to purchase such number of shares of common stock equal to 3.5% of the Tranche Two Loan, which shall have an exercise price equal to the trailing 10-day volume weighted-average price of the common stock prior to the issuance date of the Tranche Two Warrant and an expiration date equal to the seven year anniversary of the issuance of the Tranche Two Warrant.

In May 2016, the Company issued to Oxford Finance, LLC (“Oxford”) warrants to purchase an aggregate of up to 24,800 shares of the Company’s common stock at an exercise price equal to $6.37 per share. The warrants became exercisable on May 13, 2016 for cash or by net exercise and will expire seven years after their issuance on May 13, 2023. In connection with a Loan and Security Agreement executed between the Company and Oxford (the “LSA”), on June 19, 2015, the Company issued to Oxford a seven year warrant, expiring on June 19, 2022, to purchase 74,309 shares of common stock at an exercise price of $8.51 per share.

In connection with the Company’s prior loan facility with Hercules Technology Growth Capital, Inc. (“Hercules”), on December 21, 2012, the Company issued to Hercules a warrant to purchase 31,750 shares of common stock with an exercise price of $7.56, subject to customary anti-dilution adjustments. The Company also issued to Hercules a warrant to purchase 23,200 and 34,800 shares of common stock of the Company in February and December 2014, respectively, with an exercise price of $7.50 per share. The warrant expires after 10 years and has piggyback registration rights with respect to the shares of common stock underlying the warrant.

Registration Rights

At the closing of the Biotest Transaction, the Company entered into a registration rights agreement with BPC, pursuant to which BPC, or its transferee, and/or its affiliate(s) have, among other things, certain registration rights under the Securities Act with respect to its shares of the Company’s common stock, subject to certain transfer restrictions. In July 2018, BPC agreed to transfer its remaining shares of common stock to The Biotest Divestiture Trust (the “Biotest Trust”). In connection with the transfer of shares, the Biotest Trust has agreed to be bound by all obligations of, and will have all of the remaining rights of BPC under the aforementioned registration rights agreement.

Indemnification of Directors and Officers

The Company’s directors and officers are indemnified as provided by the DGCL, the Company’s Certificate of Incorporation, and the Company’s Bylaws. The Company has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of the Company’s directors, officers, or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The Company will then be governed by the court’s decision.

We are party to indemnification agreements with each of our directors and officers. These agreements require us to, among other things, indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by applicable laws. These indemnification provisions and the indemnification agreements are sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The Company also maintains director and officer liability insurance.

Delaware Anti-Takeover Law

The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of the Company’s stock.

Staggered Board; Removal of Directors; Certificate of Incorporation

The Company’s Certificate of Incorporation divides the Company’s Board into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of the Company’s stockholders, with the other classes continuing for the remainder of their respective three year terms. Except as the DGCL may otherwise require, any newly created directorships or vacancies on the Board may be filled only by the Board, but subject to the rights of holders of any series of preferred stock.

The Company’s Certificate of Incorporation provides that (i) all stockholder actions must be effected at a duly called meeting of the stockholders and (ii) stockholders may not adopt actions by written consent without a meeting.

The combination of these provisions will make it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of the Company by replacing members of the Board. Since the Board has the power to retain and discharge the officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede any attempt to effect a change of control of the Company.

Transfer Agent

Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York, serves as the transfer agent and registrar for the Company’s stock.

Description of Debt Securities

We may issue from time to time, in one or more offerings, senior or subordinated debt securities covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement.

Description of Warrants

We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

Legal Ownership of Securities

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “—Legal Holders” above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Plan of Distribution

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that securities covered by this prospectus are offered, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. The terms of such “at the market offerings” will be set forth in the applicable prospectus supplement. We may engage an agent to act as a sales agent in such “at the market offerings” on a best efforts basis using commercially reasonable efforts consistent with normal trading and sales practices, on mutually agreed terms between such agent and us. We will name any agent involved in such “at the market offerings” of securities and will list commissions payable by us to these agents in the applicable prospectus supplement.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expense of all commissions and discounts, if any, attributable to the sales of any of our securities by us.

Where You Can Find More Information

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Many of our SEC filings are available to the public from the SEC’s website: www.sec.gov. We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact us at the following address or telephone number: ADMA Biologics, Inc. 465 Route 17, Ramsey, New Jersey 07446, Attention: Brian Lenz, Executive Vice President and Chief Financial Officer, (201) 478-5552. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

You may also obtain reports, statements or other information that we file with the SEC by accessing our website at www.admabiologics.com, under the Investors tab, SEC Filings. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any accompanying prospectus supplement.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that is incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 13, 2019;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019, and for the quarter ended June 30, 2019, filed on August 8, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2019, January 7, 2019, January 29, 2019, February 12, 2019, February 25, 2019, March 4, 2019, March 18, 2019, April 2, 2019, April 3, 2019, April 17, 2019, May 3, 2019, May 10, 2019, May 15, 2019, May 17, 2019, May 21, 2019, May 29, 2019, June 5, 2019 (as amended on June 12, 2019), June 6, 2019, July 8, 2019, August 22, 2019, August 23, 2019, September 5, 2019, September 23, 2019, and October 3, 2019 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this prospectus); and

•	the description of common stock set forth in or Registration Statement on Form 8-A12B filed with the SEC on November 5, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into the prospectus. Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

Experts

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as well as the effectiveness of the Company’s internal control over financial reporting have been audited by CohnReznick LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which report of their audit of the consolidated financial statements includes an explanatory paragraph on the Company’s ability to continue as a going concern. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

23,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

MORGAN STANLEY	JEFFERIES

Co-Manager

Oppenheimer & CO.

February 6, 2020